UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    Nutrisystem, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2012

To our Stockholders:

You are cordially invited to attend our 2012 Annual Meeting of Stockholders on Wednesday, June 6, 2012 at 10:00 a.m. (EDT) at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed herewith is your proxy card, which includes instructions for voting, and our 2011 Annual Report.

Your vote is extremely important.

You may vote by telephone or the Internet, as described in the instructions printed on the enclosed proxy card; by using the enclosed proxy card; or by voting in person at the meeting. Whether or not you expect to attend the Annual Meeting, please vote your shares.

I hope you will find it possible to participate in the meeting.

Best regards,

/s/ Michael J. Hagan
Michael J. Hagan
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 6, 2012

To the Stockholders of Nutrisystem, Inc.:

Our Annual Meeting of Stockholders (the “Annual Meeting”) will be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103, on Wednesday, June 6, 2012 at 10:00 a.m. (EDT). At the Annual Meeting, stockholders will be asked to:

1.	Elect our Board of Directors;

2.	Ratify KPMG LLP as our independent registered public accounting firm;

3.	Approve our named executive officer compensation; and

4.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Our Board of Directors unanimously recommends that you vote “FOR” the election of the Board’s director nominees (Proposal 1), “FOR” the proposal to ratify KPMG LLP as Nutrisystem’s independent registered public accounting firm for the year ending December 31, 2012 (Proposal 2), and “FOR” the approval of the compensation of our Named Executive Officers (Proposal 3).

Our Board of Directors has fixed the close of business on April 9, 2012 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or grant your proxy by telephone or Internet by following the instructions printed on the enclosed proxy card.

If you have any questions, please contact Georgeson Inc., our proxy solicitor assisting us in connection with the Annual Meeting. Stockholders may call toll-free at 866-767-8989. Banks and brokers may call collect at 212-440-9800.

By Order of the Board of Directors,

/s/ Ralph J. Mauro
Ralph J. Mauro
Secretary

Fort Washington, Pennsylvania

April 23, 2012

NUTRISYSTEM, INC.

PROXY STATEMENT

This Proxy Statement and the enclosed form of proxy card, the foregoing Notice of Annual Meeting of Stockholders, and our enclosed 2011 Annual Report (the “Annual Report”), which are first being mailed to stockholders on or about April 27, 2012, are furnished in connection with the solicitation by the Board of Directors (the “Board”) of Nutrisystem, Inc., a Delaware corporation (“Nutrisystem” or the “Company”), for use at our 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103, on Wednesday, June 6, 2012 at 10:00 a.m. (EDT), and at any adjournment or postponement thereof. Only stockholders of record at the close of business on April 9, 2012 (the “Record Date”) shall be entitled to notice of, and to vote at, the Annual Meeting.

Our Board unanimously recommends that you vote “FOR” the election of the Board’s director nominees, “FOR” the proposal to ratify KPMG LLP as Nutrisystem’s independent registered public accounting firm for the year ending December 31, 2012 (Proposal 2), and “FOR” the approval of the compensation of our Named Executive Officers (Proposal 3).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 6, 2012:

This Proxy Statement and the enclosed form of proxy card, and the enclosed Annual Report, are available at: https://materials.proxyvote.com/67069D.

Other Matters	49

Section 16(a) Beneficial Ownership Reporting Compliance	49

Related Party Transactions	49

Annual Report	49

General Information About the Annual Meeting and Voting

Why are you receiving these proxy materials?

We are providing these proxy materials to you because our Board is asking (technically called soliciting) holders of our common stock to provide proxies to be voted at the Annual Meeting. The Annual Meeting is scheduled for June 6, 2012, commencing at 10:00 a.m. (EDT) at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103. Your proxy will be used at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card, and the accompanying Annual Report are being mailed to stockholders beginning on or about April 27, 2012.

What will stockholders be voting on?

1.	To elect our Board;

2.	To ratify KPMG LLP as our independent registered public accounting firm;

3.	To approve the compensation of our Named Executive Officers identified herein; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Is the Company’s Chief Executive Officer standing for re-election as a director at the Annual Meeting?

Yes. On April 4, 2012, we entered into an agreement with Joseph M. Redling, our current President and Chief Executive Officer and a current director, which provides that Mr. Redling’s employment with the Company will cease on September 30, 2012 or such earlier date as may be requested by the Company. Our Board has included Mr. Redling in its slate of director nominees for the Annual Meeting. Mr. Redling has agreed to continue to serve as a director of the Company, if elected, until the end of his employment with the Company.

Are all of the Company’s current directors standing for re-election to the Board at the Annual Meeting?

No. Our Board currently has nine directors. Our Board has determined, in consultation with Theodore J. (Ted) Leonsis and Laura W. Lang, two of our current directors, not to nominate them for re-election at the Annual Meeting due to other demands on their schedules.

Is the Company searching for an additional director?

Yes. Pursuant to an agreement with Clinton Group, Inc., which, together with certain of its affiliates, holds shares of our common stock, we agreed to appoint a new independent director on or before the date of the Annual Meeting. Such appointment is subject to the approval of Clinton Group, Inc., which approval is not to be unreasonably withheld.

If such new director is to be appointed to our Board before the Annual Meeting:

•	our Board will approve a temporary increase in the size of our Board from nine to ten directorships, effective until the commencement of the Annual Meeting;

•	our Board will appoint such new director;

•	our Board will approve a reduction in the size of our Board from ten to eight directorships, which will take effect upon the commencement of the Annual Meeting; and

•	such newly-appointed director will stand for election at the Annual Meeting.

If such new director is selected but not appointed to the Board before the Annual Meeting:

•	we will publicly disclose the identity of such person;

•	our Board will approve a reduction in the size of our Board from nine to seven directorships, which will take effect upon the commencement of the Annual Meeting; and

•

at a Board meeting on the date of, and following, the Annual Meeting, our Board will approve an increase in the size of our Board from seven to eight directorships and such new director will be appointed to the Board.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, April 9, 2012, may vote at the Annual Meeting. There were 28,388,581 shares of our common stock outstanding on April 9, 2012. During the ten days before the Annual Meeting, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Ralph J. Mauro, our Secretary, at 215-706-5300 to arrange a visit to our offices.

What are the voting rights of the holders of our common stock?

Each outstanding share of our common stock will be entitled to one vote on each matter considered at the Annual Meeting.

How can you vote?

If you are a record holder, meaning your shares are registered in your name, you may vote or submit a proxy:

1. By Telephone—You can vote your shares by a toll-free telephone number by following the instructions provided on the enclosed proxy card. The telephone voting procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting by telephone authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

2. Over the Internet—You can simplify your voting by voting your shares via the Internet as instructed on the enclosed proxy card. The Internet procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting via the Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

3. By Mail—Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board. Unsigned proxy cards will not be voted.

4. In Person Vote at the Annual Meeting—If you attend the Annual Meeting, you may deliver a completed and signed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting. If you hold your shares through a bank or broker and wish to vote in person, please bring a “legal” proxy from your bank or broker.

Beneficial Owners, Broker Non-Votes and Abstentions

Most of our stockholders hold their shares in “street name” through a broker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee in how to vote your shares. We encourage you to provide voting instructions to your broker, bank or other nominee.

Brokers, banks, or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers, banks, or other nominees will have this discretionary authority with respect to routine matters such as the ratification of the appointment of our independent registered public accounting firm; however, they will not have this discretionary authority with respect to non-routine matters, including each of the other Annual Meeting proposals. With respect to non-routine matters, if beneficial owners do not provide voting instructions, these are called “broker non-votes.” As a result, in the event of a broker non-vote, such beneficial owners’ shares will be included in determining whether a quorum is present, but otherwise will not be counted. In addition, abstentions will be included in determining whether a quorum is present but otherwise will not be counted. Thus, a broker non-vote or an abstention will make a quorum more readily obtainable, but a broker non-vote or an abstention will not otherwise affect the outcome of a vote on a proposal that requires a plurality or majority of the votes cast. We encourage you to provide voting instructions to the organization that holds your shares.

Can you change your vote or revoke your proxy?

You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	notifying our Secretary, Ralph J. Mauro, in writing, at Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, PA 19034, that you are revoking your proxy;

•	submitting a later dated proxy card;

•	voting again by telephone or over the Internet; or

•	attending and voting by ballot at the Annual Meeting.

If you are the beneficial owner of shares held in street name, you must submit new voting instructions to your stockbroker, bank, or other nominee pursuant to the instructions you have received from them.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing as your proxies Joseph M. Redling, our President and Chief Executive Officer, and David D. Clark, our Executive Vice President and Chief Financial Officer. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please use the means available to you to vote by proxy so that your shares of common stock may be voted.

How will your proxy vote your shares?

Your proxy will vote according to your instructions. If you choose to vote by mail and complete, sign, and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the seven director nominees named in Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3. We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, with respect to any other business that properly comes before the Annual Meeting, your proxies are authorized to vote on your behalf using their judgment.

If the size of our Board is increased prior to the Annual Meeting and an additional director is appointed to our Board, such directorship will be elected at the Annual Meeting. Your proxy will not have discretionary authority to vote your shares with respect to the election of such directorship. Only stockholders who are present at the Annual Meeting will be able to vote with respect to the election of such directorship.

What constitutes a quorum?

The holders of a majority of the 28,388,581 shares of common stock issued and outstanding as of the record date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the stockholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting to a date not more than 120 days after the record date, until a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each matter and how are votes counted?

Proposal 1—Election of Directors—For Proposal 1, the nominees will be elected by a plurality of the votes of the shares present by attendance at the Annual Meeting or represented by proxy and voted. This means that the nominees with the most votes for election will be elected. You may choose to vote or withhold your vote for such nominees. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of a director will not be voted with respect to the director indicated, although it will be counted for the purposes of determining whether there is a quorum.

Proposals 2 and 3—Ratification of Independent Registered Public Accounting Firm and Advisory Vote to Approve Named Executive Officer Compensation,—For Proposals 2 and 3, the affirmative vote of the holders of shares of our common stock having a majority of the votes cast by the holders of all of the shares of our common stock present in person or represented by proxy and voting on such matter. A properly executed proxy marked “ABSTAIN” with respect to these proposals will not be voted, although it will be counted for purposes of determining the number of shares of common stock present in person or represented by proxy and entitled to vote.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting other than Proposals 1 through 3 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.

Where can you find the voting results?

Voting results will be reported in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (SEC) within four business days following the Annual Meeting.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The solicitation of proxies is being made on behalf of our Board and we will bear the costs of the solicitation. This solicitation is being made by mail and through the Internet, but also may be made by telephone or in person. We have hired Georgeson Inc. to assist in the solicitation. We will pay Georgeson a fee of $75,000 for these services and we will reimburse their out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2011 and audited our financial statements for such fiscal year and our internal control over financial reporting as of December 31, 2011. KPMG LLP has been selected by the Audit Committee to serve in the same role and to provide the same services for the fiscal year ending December 31, 2012. We expect that one or more representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions after the meeting.

Why are you being asked to ratify the selection of KPMG LLP?

Although stockholder approval of our Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee has agreed to reconsider its selection of KPMG LLP, but will not be required to take any action.

What is “householding” and how does it affect me?

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such documents to you if you write, e-mail or call our proxy solicitor, Georgeson Inc., at 199 Water Street, 26th Floor, New York, NY 10038, nutrisystem@georgeson.com or 866-767-8989 (toll-free).

If you want to receive separate copies of our Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact our Investor Relations Department, in writing, at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, PA 19034, Attention: Investor Relations Department.

When are stockholder proposals and director nominations for our 2013 Annual Meeting of Stockholders due?

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2013 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (Exchange Act). To be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Secretary at our offices at Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034, not later than December 28, 2012. If, however, the date of our 2013 Annual Meeting of Stockholders will be on or before May 6, 2013 or on or after July 7, 2013, then the deadline will be a reasonable time before we begin to print and send out our proxy materials. The dates referenced below with respect to proposing an item of business at our 2013 Annual Meeting will not affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 of the Exchange Act.

In addition, under our bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders. These procedures provide that a nomination for director nominee(s) and/or an item of business to be introduced at an Annual Meeting of Stockholders must be submitted in writing to our Secretary at our offices at Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. We must receive written notice of your intention to introduce a nomination or to propose an item of business at our 2013 Annual Meeting:

•	after February 6, 2013, but before March 8, 2013; or

•

if the 2013 Annual Meeting will be held before May 12, 2013 or after July 1, 2013, then no later than the close of business on the tenth day following the date on which notice of the date of the 2013 Annual Meeting of Stockholders is mailed or public disclosure of the date of the 2013 Annual Meeting of Stockholders is made, whichever first occurs.

Any such notice must include all of the information required to be in such notice pursuant to our bylaws.

THE PROPOSALS

PROPOSAL 1—ELECTION OF DIRECTORS

Our bylaws provide that the number of members of our Board shall be as fixed by our Board from time to time. The number of members of our Board is currently fixed at nine, provided that because two of our existing directors have not been nominated for re-election at the Annual Meeting, the number of directorships will be adjusted as described under “General Information About the Annual Meeting and Voting—Is the Company searching for an additional director?”

The first proposal before the stockholders at the Annual Meeting is the election of our Board. Our Board recommends to our stockholders the election of the following designated nominees for election at the Annual Meeting, to serve as directors until the Annual Meeting of Stockholders held in 2013 and the election and qualification of his respective successor or until his earlier death, removal or resignation: Robert F. Bernstock, Michael F. Devine, III, Michael J. Hagan, Warren V. (Pete) Musser, Joseph M. Redling, Brian P. Tierney and Stephen T. Zarrilli.

All nominees are presently directors who have consented to be named and have agreed to serve if elected. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board, or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting or leave the position(s) vacant. Mr. Redling has agreed to resign from the Board at the end of his employment with the Company.

Biographical information concerning each nominee for election as director is set forth in the section of this Proxy Statement entitled “Our Board of Directors—Our Directors.”

Our Board unanimously recommends a vote “FOR” each of the Board’s seven director nominees listed in Proposal 1 on the enclosed proxy card.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. We are submitting our selection of an independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. KPMG LLP has audited our historical consolidated financial statements for all annual periods since 2002. Representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions.

Our bylaws do not require that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm. However, we are submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the selection, our Board and the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, our Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of Nutrisystem and our stockholders.

Our Board unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are again providing our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of the Named Executive Officers identified in this Proxy Statement. Because we value the input of our stockholders, we have decided to conduct these advisory votes on an annual basis.

After less than a majority of our stockholders casting votes on our 2011 “Say on Pay” proposal voted in favor of that proposal, our Compensation Committee understood that a thorough reevaluation of our executive compensation practices was necessary. Following our 2011 Annual Meeting, our Compensation Committee conducted an in-depth analysis of our executive compensation practices and sought the advice of independent consultants and outside counsel to determine how we could better align our compensation practices with the expectations of our stockholders. We also contacted the holders of a majority of our outstanding shares and spoke with a number of such stockholders in an effort to better understand and address their concerns.

In light of the concerns expressed by our stockholders and our desire to more closely link executive pay with corporate performance, we made major changes to our executive compensation and related governance practices in 2011 and 2012. The changes include the following:

•	We separated the roles of Chairman and Chief Executive Officer.

•	We engaged a nationally-recognized independent compensation consultant to develop a peer group and formal benchmarks for executive compensation.

•	We eliminated our Chief Executive Officer’s guaranteed annual bonus and reduced his maximum annual bonus opportunity.

•

We determined that target total direct compensation, or TDC, which is the sum of an executive’s base salary, target annual bonus and grant date fair value of annual equity awards, for each of our Named Executive Officers will approximate the 50th percentile of benchmark data.

•

We proposed new employment terms to our Chief Executive Officer that would have substantially reduced his base salary and severance rights. Following this discussion, we agreed with our Chief Executive Officer that his employment will cease.

•

We resolved that our next Chief Executive Officer’s TDC will approximate the 50th percentile of benchmark data and that his or her employment terms will not include a golden parachute excise tax gross-up or “single trigger” cash severance rights in connection with a change in control.

•

We modified our equity incentive approach, so that performance-based awards now constitute the majority of each Named Executive Officer’s annual equity awards and performance-based elements now constitute more than 40% of each Named Executive Officer’s 2012 TDC.

•

We established different performance measures for our cash and equity incentive programs and implemented a new performance-based restricted stock unit program with vesting based on our total stockholder return relative to that of the Russell 3000 index over a three-year period.

•	We adopted stock ownership guidelines for our executive officers and directors.

•	We implemented anti-hedging and compensation clawback policies.

These actions reflect a significant shift in our approach to executive compensation and directly address concerns raised by our stockholders. Following these changes, we believe our executive compensation is more strongly linked to corporate performance and more consistent with current best practices. Stockholders are urged to review the “Executive Compensation” section of this Proxy Statement for more information.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”

This is a non-binding advisory vote and, therefore, its outcome does not mandate any particular action. However, our Board and our Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the compensation of our Named Executive Officers.

Our Board unanimously recommends a vote “FOR” Proposal 3.

OUR BOARD OF DIRECTORS

Our Directors

The current members of our Board are set forth below, other than Theodore J. (Ted) Leonsis and Laura W. Lang, neither of whom was nominated for re-election at the Annual Meeting. Each of the directors set forth below is serving a term set to expire at the Annual Meeting, and each possesses particular experiences, qualifications, attributes and skills, summarized below, to provide meaningful input and guidance to our Board and our management.

Robert F. Bernstock, 61, has served on our Board since December 2005. Since July 2010, Mr. Bernstock has been self-employed as an independent consultant for consumer products companies. Mr. Bernstock previously served as President of the Mailing and Shipping Services division of the United States Postal Service from June 2008 to June 2010. Prior to that, Mr. Bernstock served as Chairman and Chief Executive Officer of SecureSheet Technologies, a private software company, from September 2006 to May 2008, President and Chief Operating Officer of The Scotts Miracle-Gro Company, a marketer of branded consumer lawn and garden products, from October 2005 through September 2006, and President of North America for The Scotts Miracle-Gro Company from May 2003 to September 2005. He was a Senior Vice President and General Manager of The Dial Corporation, a manufacturer of personal-care and household-cleaning products, during 2002 and 2003. Mr. Bernstock was President and Chief Executive Officer and a director of Vlasic Foods International, a manufacturer and marketer of convenience food products, from 1998 to 2001. Prior to that, he held various management positions with Campbell Soup Company from 1985 to 1998, including as Executive Vice President (1997-1998), President of the U.S. Grocery Division (1996-1997), and President of the International Grocery Division (1993-1996). Mr. Bernstock has served as a director of The Pantry, Inc. since October 2005, and he also serves as a director of a number of private companies.

Our Board believes that Mr. Bernstock is qualified to serve on our Board based on the breadth and diversity of his executive leadership experience and marketing experience, as well as his extensive corporate experience in working with diverse boards of directors and overseeing management. This background has provided him with a collection of corporate best practices and strategies to help inform our Board’s general corporate decision-making.

Michael F. Devine, III, 53, has served on our Board since July 2007. Mr. Devine previously served as Chief Financial Officer of Coach, Inc., a leading marketer of modern classic American accessories, from December 2001 until his retirement in August 2011 and as Executive Vice President from August 2007 until his retirement in August 2011. Prior to joining Coach, Mr. Devine served from 2000 to 2001 as Executive Vice President and Chief Financial Officer of Destination Maternity Corporation (formerly Mothers Work, Inc.), the world’s largest designer, manufacturer and retailer of maternity apparel. Mr. Devine has served as a director of Deckers Outdoor Corporation since March 2011 and Express, Inc. since May 2010. Within the past five years, Mr. Devine served as a director of Educate, Inc.

Our Board believes that Mr. Devine is qualified to serve on our Board based on his extensive knowledge and expertise in accounting, financial matters and capital structure issues, strategic planning and leadership of complex organizations, and the board practices of other major corporations.

Michael J. Hagan, 49, has served on our Board since February 2012 and has been Chairman of the Board since April 4, 2012. Mr. Hagan previously served as our Chairman and Chief Executive Officer from December 2002 to May 2008, as our non-executive Chairman from May 2008 to November 2008, and as our Lead Independent Director from February 2012 to April 4, 2012. Since December 2009, Mr. Hagan has been the Chief Executive Officer, President and Chairman of LifeShield, Inc., a national, wireless home security system provider. Previously, Mr. Hagan was the co-founder of Verticalnet Inc., a technology firm that provided supply management software and also created and managed industry specific “vertical” marketplaces, and held a number of executive positions at Verticalnet since its founding in 1995, including Chairman of the Board from 2002 to 2005, President and Chief Executive Officer from 2001 to 2002, Executive Vice President and Chief Operating Officer from 2000 to 2001 and Senior Vice President prior to that time. Mr. Hagan has served as a director of Internet Capital Group, Inc. since June 2007 and Franklin Square Investment Corp. since April 2011. Within the past five years, Mr. Hagan served as a director of Verticalnet Inc. and American Financial Realty Trust.

Our Board believes that Mr. Hagan is qualified to serve on our Board based on his extensive knowledge of the business of Nutrisystem, having previously served as Nutrisystem’s Chief Executive Officer, as well as his significant experience as an entrepreneur and senior executive at other public and private businesses.

Warren V. (Pete) Musser, 85, has served on our Board since February 2003. Since April 2001, Mr. Musser has served as the President and Chief Executive Officer of The Musser Group, a financial consulting company. Mr. Musser previously served as Chairman and Chief Executive Officer of Safeguard Scientifics, Inc., a company that provides growth capital for entrepreneurial and innovative life sciences and technology companies, from 1953 until 2001. Since June 2011, Mr. Musser has served as a director emeritus of Internet Capital Group, Inc. He also serves on the boards of several private companies and charities. Within the past five years, Mr. Musser served as a director of Internet Capital Group, Inc., Telkonet, Inc., InsPro Technologies Corporation, InfoLogix, Inc., and MSTI Holdings, Inc.

Our Board believes that Mr. Musser is qualified to serve on our Board based on his fifty-plus years of executive experience, his extensive knowledge of the board practices of major corporations, as well as his significant experience in mergers and acquisitions and corporate finance matters.

Joseph M. Redling, 53, has served as our President since September 2007, as our Chief Executive Officer since May 2008, and as a member of our Board since April 2008. From November 2008 to April 4, 2012, Mr. Redling served as Chairman of our Board. Mr. Redling previously served as our Chief Operating Officer from September 2007 to May 2008. Before joining Nutrisystem, from September 2001 through March 2007, Mr. Redling held a number of executive positions at AOL, Inc., a global web services company, including Chief Marketing Officer, President of AOL Access, President of AOL Paid Services and Customer Management and Chief Executive Officer of AOL International. Since June 2011, Mr. Redling has been a director of Vonage Holdings Corp. Since September 2010, he has also served as a director of the Kimmel Center for Performing Arts, a private organization.

Our Board believes that Mr. Redling is qualified to serve on our Board based on his extensive executive experience at Nutrisystem and other major corporations, which has provided Mr. Redling with significant knowledge of sound corporate governance practices, as well as his intimate knowledge of the business and affairs of Nutrisystem, as its Chief Executive Officer.

Brian P. Tierney, 55, has served on our Board since February 2003. Since September 2010, Mr. Tierney has served as the Chief Executive Officer of Realtime Media LLC, a digital marketing services firm. Since September 2010, Mr. Tierney has also served as the Chief Executive Officer of Brian Communications, a strategic communications firm. Prior to that, Mr. Tierney was the Publisher of the Philadelphia Inquirer and Daily News and Chief Executive Officer of its parent company, Philadelphia Media Holdings LLC, from June 2006 and August 2006, respectively, until October 2010. In February 2009, Philadelphia Newspapers LLC, a subsidiary of Philadelphia Media Holdings LLC, filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States Bankruptcy code. Mr. Tierney previously served as Chairman and Chief Executive Officer of Tierney Holdings LLC, a private investment firm from 2005 to 2006. From 2004 to 2005, he served as Vice Chairman of Advanta Corp., a financial services company that served the small business market. Prior to that, he was the founding partner of T2 Group, a public relations firm, from 2003 until it was sold to Advanta Corp. in 2004. Mr. Tierney also serves on a variety of civic, educational and charitable boards of directors.

Our Board believes that Mr. Tierney is qualified to serve on our Board based on his extensive corporate leadership background, having served as chief executive officer of several businesses, as well as his significant marketing experience.

Stephen T. Zarrilli, 51, has served on our Board since December 2003. Since June 2008, Mr. Zarrilli has been Senior Vice President and Chief Financial Officer of Safeguard Scientifics, Inc., a public company that provides growth equity capital for entrepreneurial and innovative life sciences and technology companies. From January 2005 until June 2008, Mr. Zarrilli served as co-founder and Managing Partner of Penn Valley Management Group, LLC, a private-equity investment and consulting firm, where he presently serves as Chairman. From December 2006 to June 2007, Mr. Zarrilli served on an interim basis as the Acting Chief Financial Officer of Safeguard Scientifics, Inc. Previously, Mr. Zarrilli was the Chief Financial Officer of Fiberlink Communications Corp., a software and services enterprise, from August 2001 to December 2004. Within the past five years, Mr. Zarrilli served as a director of Clarient, Inc. (which was sold to General Electric in 2010). Mr. Zarrilli also serves as a director of several private companies.

Our Board believes that Mr. Zarrilli is qualified to serve on our Board based on his extensive management leadership experience and public company board experience, as well as his extensive financial and accounting expertise in connection with his current and past services as the chief financial officer of public companies.

Corporate Governance—Board and Committees

Our Board is responsible for the supervision of our overall affairs. Our Board met on ten occasions during the year ended December 31, 2011. Regularly scheduled executive sessions of the Board’s independent directors were held as well. Each then current director attended at least 75% of all Board and applicable committee meetings during 2011. Directors are encouraged to attend the annual stockholders meeting. Directors Laura W. Lang and Brian P. Tierney attended our 2011 Annual Meeting.

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Information regarding the members of each committee and their responsibilities is set forth below under “Board Committees.”

Stockholders and other interested parties may write to the Board, any director, any of the committee chairs or the independent directors as a group at: c/o Corporate Secretary, Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. In addition, stockholders may also communicate by e-mail with our independent directors as a group by sending their correspondence to: nonmanagementdirectors@nutrisystem.com.

Director Independence

Our Board currently consists of nine members, eight of whom our Board has determined are independent directors. The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the NASDAQ Stock Market LLC, are comprised, in part, of those objective standards set forth in the NASDAQ rules. The Board is responsible for ensuring that independent directors do not have a material relationship with us or any of our affiliates or any of our executive officers or his or her affiliates. These guidelines are consistent with the independence requirements of the NASDAQ listing standards and are set forth in our Corporate Governance Guidelines, which are available on our website, www.nutrisystem.com.

The Board, in applying the above-referenced standards, has affirmatively determined that the Company’s current independent directors are: Robert F. Bernstock, Michael F. Devine, III, Michael J. Hagan, Laura W. Lang, Theodore J. (Ted) Leonsis, Warren V. (Pete) Musser, Brian P. Tierney and Stephen T. Zarrilli.

Board Leadership Structure and Risk Oversight

The Company seeks to maintain an appropriate balance between management and the Board. Our Board does not have a policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer. Our Board believes that it is important to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer, as from time to time it may be in the best interests of the Company.

In connection with Mr. Redling’s resignation as Chairman of the Board, the Board named Mr. Hagan as Chairman, effective April 4, 2012. The Board believes that presently it is in the best interests of the Company that the positions of Chairman of the Board and Chief Executive Officer are separate. This policy allows the Chief Executive Officer to focus primarily on leading the day-to-day operations of the Company while the Chairman can focus on leading the Board in the performance of its duties, including identifying a Chief Executive Officer to replace Mr. Redling. The Board acknowledges that there may be circumstances in the future when it is in the best interests of the Company to combine the positions of Chairman of the Board and Chief Executive Officer.

The Board is obligated to conduct periodic executive sessions of the directors without those directors who are also executive officers of the Company. These directors shall designate one of their number to preside at each session, although it need not be the same director at each session. The Chairman of the Board, as long as he or she is not a member of management, will chair these meetings.

Management regularly reports on any potential material risks to the Company at each quarterly Board meeting. Our Chief Executive Officer and Chief Financial Officer provide these routine reports. In addition, we had an outside advisor provide a summary risk assessment to management in late 2009. Management shared the results of this assessment with the Audit Committee, which in turn shared the results with the Board. Management reports regularly to the full Board, which also considers the Company’s risk factors. While the Board oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Compensation of Directors

The following table provides information regarding compensation for our non-employee directors for the fiscal year ended December 31, 2011, which reflects the directors’ fees and stock awards described below. The table does not include compensation for reimbursement of travel expenses related to attending Board and Board committee meetings.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Total ($)
Robert F. Bernstock	47,500	64,962	112,462
Michael F. Devine, III	45,000	64,962	109,962
Laura W. Lang (3)	35,000	64,962	99,962
Theodore J. (Ted) Leonsis (3)	40,000	64,962	104,962
Warren V. (Pete) Musser	45,000	64,962	109,962
Brian P. Tierney	45,000	64,962	109,962
Stephen T. Zarrilli	60,000	64,962	124,962

(1)	The values reported in the Stock Awards column reflect grants to each of our non-employee directors of 4,325 shares of fully vested common stock on May 12, 2011. These values were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (formerly Statement of Financial Accounting Standards No. 123(R)).

(2)	Laura W. Lang, who was the only non-employee director who held unvested stock awards as of December 31, 2011, held 3,804 unvested stock awards as of December 31, 2011.
(3)	Theodore J. (Ted) Leonsis and Laura W. Lang were not nominated by our Board for re-election at the Annual Meeting.

Employee directors do not receive any additional compensation for their service as directors.

Non-employee directors are compensated pursuant to our Compensation Policy for Non-Employee Directors. That policy provides that, upon initial appointment or election to the Board of Directors, a new non-employee director receives shares of restricted stock with a value of $100,000. These shares vest in three equal installments on first three anniversaries of the date of grant, subject in each case to the director’s continued service to us through the applicable vesting date. The number of restricted shares subject to each such award is determined by dividing $100,000 by the closing price per share of our common stock on the date of grant, rounded to the nearest whole number.

Non-employee directors also receive an annual retainer grant of common stock with a value of $65,000. These shares are fully vested on the date of grant, but may not be sold until the first anniversary of the date of grant. The number of shares subject to each such grant is determined by dividing $65,000 by the closing price per share of our common stock on the date of grant, rounded to the nearest whole number. For 2012, non-employee directors (other than Theodore J. (Ted) Leonsis and Laura W. Lang, each of whom was not nominated for re-election at the Annual Meeting) will receive this grant on the date of the 2012 Annual Meeting of Stockholders.

Each non-employee director also receives an annual cash retainer of $35,000. Additional fees are paid for committee service, as described below. The chairs of the Audit, Compensation and Nominating and Corporate Governance Committees receive additional annual retainers of $20,000, $10,000 and $7,500, respectively. Non-chair members of the Audit Committee receive an additional annual cash retainer of $10,000. Non-chair members of committees other than the Audit Committee receive additional annual cash retainers of $5,000.

Mercer (U.S.) Inc., which we refer to herein as Mercer, reviewed our non-employee director compensation in February 2011 and advised the Company on possible changes, but the Company concluded that no changes to non-employee director compensation were necessary at that time.

In 2012, in connection with the split of the roles of Chairman and Chief Executive Officer, our Board sought the advice of Mercer regarding whether additional compensation should be paid to the director assuming the role of Non-Executive Chairman. Based on Mercer’s advice, our Board established a special additional retainer, beginning on the date of the Annual Meeting, for the Non-Executive Chairman of $30,000 per year.

Board Committees

Audit Committee. The Audit Committee was established by the Board for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the Company’s financial statements and the Company’s internal control over financial reporting.

The members of the Audit Committee are Stephen T. Zarrilli (Chairman), Michael F. Devine, III and Warren V. (Pete) Musser. In the opinion of the Board, all the members of the Committee meet the NASDAQ and SEC independence requirements. The Board has determined that the Audit Committee Chairman, Mr. Zarrilli, qualifies as an Audit Committee Financial Expert as defined by the rules of the SEC in Item 407(d)(5) of Regulation S-K. For the relevant experience of Mr. Zarrilli that qualifies him as an audit committee financial expert, please see his biographical information in “Our Board of Directors—Our Directors.”

The Audit Committee operates under a charter adopted by the Board that governs its responsibilities. Copies of the Audit Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. The Audit Committee appoints the Company’s independent registered public accounting firm, oversees its independence and monitors the integrity of the Company’s financial reporting process and system of internal controls. The Audit Committee meets quarterly with the Company’s principal financial and accounting officers and independent registered public accounting firm to review the scope of auditing procedures, the Company’s policies relating to generally accepted accounting principles, and to discuss results of the quarterly reviews and the annual audit of the Company’s consolidated financial statements and internal control over financial reporting.

The Audit Committee met nine times in 2011.

For information on audit fees, see “Independent Registered Public Accounting Firm.”

Compensation Committee. The members of the Compensation Committee are Brian P. Tierney (Chairman), Robert F. Bernstock, Theodore J. (Ted) Leonsis and Stephen T. Zarrilli. Mr. Zarrilli joined the Committee on February 16, 2012. Mr. Leonsis was not nominated by our Board for re-election at the Annual Meeting.

The Compensation Committee has responsibility for administering and approving annually all elements of compensation for senior management. It also reviews and approves the Company’s incentive compensation plans and equity-based plans. The Committee also advises and makes recommendations to the Board on non-management director compensation. The Committee reports to stockholders on executive compensation items as required by the SEC. In the opinion of the Board, all the members of the Committee meet the NASDAQ independence requirements. See “Executive Compensation” for additional information with respect to the role of our Compensation Committee.

The Compensation Committee operates under a formal charter adopted by the Board that governs its responsibilities. Copies of the Compensation Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034.

The Compensation Committee met fourteen times in 2011.

Compensation Committee Interlocks and Insider Participation. During 2011 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Robert F. Bernstock (Chairman) and Stephen T. Zarrilli. This Committee is responsible for recommending to the Board the structure and operations of the Board and the responsibilities, structure and operation of each Board committee. Additionally, this Committee recommends qualified candidates to the Board for election as directors, including the slate of directors that the Board proposes for election by stockholders at annual meetings. While the Committee does not have a formal diversity “policy,” the Committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background and their array of talents and perspectives. We believe that the Committee’s existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee’s gender, racial background, religion, or ethnicity. The Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management including our Chief Executive Officer. In addition, the Committee considers candidates recommended by third parties, including stockholders. The Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Stockholders wishing to recommend director candidates for consideration by the Committee may do so by writing to our Secretary and giving the recommended candidate’s name, biographical data and qualifications.

The Nominating and Corporate Governance Committee operates under a formal charter adopted by the Board that governs its responsibilities. Copies of the Nominating and Corporate Governance Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034.

The Nominating and Corporate Governance Committee met five times in 2011.

Code of Conduct

The Board has adopted a Code of Conduct which outlines the principles, policies and laws that govern our activities and establishes guidelines for conduct in the workplace. The Code of Conduct applies to our directors as well as our employees, including senior financial officers. Every director and employee is required to read the Code of Conduct annually. A copy of the Code of Conduct will be supplied free of charge by submitting a request to our Secretary, Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. A copy of the Code of Conduct is also available on the investor relations section of our website, www.nutrisystem.com.

In the event that we make any amendment to, or grant any waiver including an implicit waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer or controller, or persons performing similar functions, and that requires disclosure under applicable SEC rules, we intend to disclose the amendment or waiver and the reasons therefor on our website, www.nutrisystem.com, within four business days of the date of the amendment or waiver.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We changed our executive compensation and related governance practices significantly in the past year based on feedback received from our stockholders and the advice of independent experts. The changes include the following:

•	We separated the roles of Chairman and Chief Executive Officer.

•	We engaged a nationally-recognized independent compensation consultant to develop a peer group and formal benchmarks for executive compensation.

•	We eliminated our Chief Executive Officer’s guaranteed annual bonus and reduced his maximum annual bonus opportunity.

•	We determined that TDC for each of our Named Executive Officers will approximate the 50th percentile of benchmark data.

As a result of these actions, our Chief Executive Officer’s TDC declined by approximately 70% from 2010 to 2012, as illustrated in the chart below:

•

We proposed new employment terms to our Chief Executive Officer that would have substantially reduced his base salary and severance rights. Following this discussion, we agreed with our Chief Executive Officer that his employment will cease on September 30, 2012 (or such earlier date that we request).

•

When we established the specifications for the search for our next Chief Executive Officer, we resolved that his or her TDC will approximate the 50th percentile of benchmark data (approximately $1,900,000 for 2012) and that his or her employment terms will not include a golden parachute excise tax gross-up or “single trigger” cash severance rights in connection with a change in control.

•

We modified our equity incentive approach, so that performance-based awards now constitute the majority of each Named Executive Officer’s annual equity awards and performance-based compensation elements (in the form of performance-based restricted stock units and annual cash incentives) constitute more than 40% of each Named Executive Officer’s 2012 TDC.

•

We established different performance measures for our cash and equity incentive programs and implemented a new performance-based restricted stock unit program with vesting based on our total stockholder return relative to that of the Russell 3000 index over a three-year period.

•

We adopted stock ownership guidelines that prohibit our executive officers and non-employee directors from selling our stock unless, after the sale, the executive officer or director holds a material amount of our stock. Specifically, our Chief Executive Officer may not sell unless he or she continues to hold stock with a value equal to at least five times his or her base salary, and each other executive officer may not sell unless he or she continues to hold stock with a value equal to at least two times his or her base salary. Each non-employee director may not sell unless he or she continues to hold stock with a value equal to at least three times his or her annual base cash retainer.

•	We also adopted clawback and anti-hedging policies.

These actions reflect a major shift in our approach to executive compensation and directly address concerns raised by some of our stockholders. Following these changes, we believe our executive compensation is more strongly linked to corporate performance and more consistent with current best practices.

Named Executive Officers

This compensation discussion and analysis provides an overview of the compensation paid for 2011 to the following current or former executive officers, who we refer to herein as our Named Executive Officers:

•	Our President and Chief Executive Officer, Joseph M. Redling;

•	Our Executive Vice President and Chief Financial Officer, David D. Clark;

•	Our Executive Vice President and Chief Marketing Officer, Michael R. Amburgey;

•	Our former Executive Vice President of Operations, Scott A. Falconer; and

•	Our former Executive Vice President, E-Commerce and Chief Marketing Officer, Christopher S. Terrill.

Mr. Amburgey’s employment with us began on October 17, 2011. Mr. Falconer’s employment with us ceased on April 1, 2011. Mr. Terrill’s employment with us ceased on May 13, 2011.

Response to 2011 “Say on Pay” Advisory Vote

After less than a majority of our stockholders casting votes on our 2011 “Say on Pay” proposal voted in favor of that proposal, our Compensation Committee understood that a thorough reevaluation of our executive compensation practices was necessary. Following our 2011 Annual Meeting, our Compensation Committee conducted an in-depth analysis of our executive compensation practices and sought the advice of independent consultants and outside counsel to determine how we could better align our compensation practices with the expectations of our stockholders. In addition, we contacted Institutional Shareholder Services (ISS) to discuss and evaluate the issues ISS raised in its recommendation to our stockholders to vote against our 2011 “Say on Pay” proposal. We also contacted the holders of a majority of our outstanding shares and spoke with a number of such stockholders in an effort to better understand and address their concerns. As part of this process, our Compensation Committee met 16 times between the date of our 2011 Annual Meeting and the mailing of this Proxy Statement.

As a result of our Compensation Committee’s analysis, in light of the concerns expressed by our stockholders and in recognition of our desire to more closely link executive pay with corporate performance, we changed our compensation and governance practices in several important ways:

•

Consistent with the recommendation of our stockholders casting a majority of the votes at our 2011 Annual Meeting of Stockholders, our Board adopted an annual frequency for advisory votes on executive compensation.

•	We amended the employment agreement of our Chief Executive Officer to eliminate his guaranteed annual cash bonus and reduce his maximum annual cash bonus opportunity from 150% to 100% of base salary.

•

Our Compensation Committee expanded its engagement of Mercer, a nationally-recognized independent compensation consultant, to include the development of an appropriate peer group and the benchmarking of each Named Executive Officer’s total compensation and individual pay elements. This represents a shift relative to prior years, when no formal benchmarking was performed. This formal benchmarking was a driving factor in 2011 and 2012 compensation decisions.

•

We decreased the total compensation paid to our Chief Executive Officer and Chief Financial Officer. Mr. Redling’s total compensation for 2011 decreased by 46% compared to his compensation in 2010, and Mr. Clark’s total compensation for 2011 decreased by 47% compared to his compensation in 2010, in each case as reported in the Summary Compensation Table below. These declines were primarily the result of a reduction in the value of equity awards granted, which itself was a result of the benchmarking discussed above. In addition, the decline in 2011 compensation also reflected the fact that cash bonuses were not earned or paid with respect to 2011.

•

Our Compensation Committee determined that each Named Executive Officer’s TDC for 2012 should approximate the 50th percentile of the benchmark data. This will result in a further substantial reduction in our Chief Executive Officer’s compensation in 2012. From 2010 to 2012, our Chief Executive Officer’s TDC was reduced by approximately 70%.

•

In addition to reducing the total value of equity awards granted, we changed the mix of those equity awards. Time-vested awards were smaller in 2011 both in terms of absolute value and value relative to total equity granted. In addition, to enhance the incentive aspect of the time-vested equity we did grant, we issued the majority of our time-vested equity awards in the form of stock options. While we know that some proxy advisory firms do not consider time-vested stock options to be performance based, no value can be realized in respect of such awards unless our stockholder value increases.

Our Compensation Committee took this action one step further in 2012, when it further changed the mix of annual equity awards for each Named Executive Officer (other than the Chief Executive Officer) to 50% performance-based restricted stock units, which we refer to herein as Performance RSUs, 25% time-vested stock options and 25% time-vested restricted stock. Our Chief Executive Officer’s 2012 equity award consisted entirely of Performance RSUs.

The chart below illustrates both the change in the mix and amount of equity awards issued to our Chief Executive Officer from 2010 to 2012, based on the grant date fair value of those equity awards:

Similarly, the chart below illustrates both the change in the mix and amount of equity awards issued to our Chief Financial Officer from 2010 to 2012, based on the grant date fair value of those equity awards. As noted above, the mix of equity awards used for the Chief Financial Officer in 2012 is the same mix used for our new Chief Marketing Officer in 2012 (and reflects the mix expected to be used generally for annual awards to all executive officers in future years).

•

New Performance RSUs granted in 2012 are subject to vesting based on our total stockholder return, or TSR, relative to that of the Russell 3000 index during the 3-year period ending December 31, 2014. This is a long term program that improves on our prior three-year Performance RSU program (which was effectively a series of one-year programs). The use of relative TSR as a performance measure is also an important upgrade, as our Performance RSUs are now focused on value added by management, isolated from macroeconomic shifts that affect the market as a whole.

This upgrade of our Performance RSU program, coupled with the other changes described above, ensures that more than 40% of each Named Executive Officer’s 2012 TDC is performance-based and now includes different measures for cash and equity awards.

•

We adopted stock ownership guidelines that apply to our executive officers and our directors. These guidelines restrict the ability of our executive officers and directors to sell our stock unless they continue to hold certain threshold amounts of our stock (the thresholds differ by position, but in each case are material). The guidelines are intended to focus our executive officers and directors on the long-term interests of the Company and its stockholders.

•

We adopted a compensation clawback policy and an anti-hedging policy. These new policies are consistent with principles of sound corporate governance and reduce the likelihood of excessive risk taking by our executive officers.

Our Board and our Compensation Committee continue to evaluate our compensation practices in light of the concerns of our stockholders, our corporate performance, the practices of our peers and evolving standards of corporate governance.

Impact of 2011 Company Results on 2011 Compensation

Our business experienced a very challenging year in 2011. In light of continued macroeconomic softness and increased competitive pressures, our revenues declined 21% from 2010. Over the same period, net income declined 64% as operating margins were affected by heavy discounting in light of competitive pressures and overall lower customer counts. Despite active cost cutting initiatives, our margins suffered from lack of leverage on our fixed expenses during the year. As a direct consequence of our disappointing 2011 financial results, the compensation of our Named Executive Officers was negatively impacted:

•	There were no payouts to our Named Executive Officers under our 2011 annual cash bonus program.

•

No vesting will occur or payout will be made to our Named Executive Officers in respect of their 2011 performance-based RSUs (although SEC rules require that the grant date values of those awards be included in our Summary Compensation Table, below).

•	The decrease in our stock price during 2011 resulted in previously granted equity awards having significantly less value.

Role of Consultants

As noted above, the Compensation Committee engaged Mercer in 2011 to assist in the evaluation of executive officer compensation programs. Mercer was paid $50,875 for executive compensation consulting to the Compensation Committee in 2011. The scope of Mercer’s engagement by the Compensation Committee in 2011 was to review the performance metric design for our annual incentive and performance share plans, provide competitive data on the level of equity grants and make recommendations on the mix of equity awards granted to our executive officers in July 2011. Mercer performed these services solely on behalf of the Compensation Committee and continues to advise the Compensation Committee in 2012.

In 2011, Mercer also provided services to the Company that were unrelated to executive officer compensation. Specifically, the Company’s management retained Mercer in 2011 to provide advice with respect to the compensation of employees other than executive officers. In addition, Mercer was retained by the Company in 2011 to provide advice with respect to the compensation of our non-employee directors. We paid Mercer a total of $56,722 for these other services in 2011. Mercer’s selection for these additional projects was not specifically directed or approved by the Compensation Committee.

Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (MMC). Marsh Inc., a separate and independent operating subsidy of MMC, was also engaged in 2011 by management to perform various insurance brokerage and related services for us, unrelated to executive compensation. For these services, we paid Marsh Inc. $181,752 in 2011. The Compensation Committee did not specifically approve or otherwise participate in the selection of Marsh Inc. as our insurance broker.

Because of the policies and procedures Mercer and the Compensation Committee have in place, the Compensation Committee is confident that the advice it receives from the individual executive compensation consultant at Mercer is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company. These policies and procedures include the following:

•	the consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	the consultant is not responsible for selling other Mercer or affiliate services to the Company;

•

Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or its affiliates may have with the Company in rendering his or her advice and recommendations;

•	the consultant has direct access to the Compensation Committee without management intervention;

•	the Compensation Committee has the sole authority to retain and terminate Mercer; and

•	the Compensation Committee evaluates the quality and objectivity of the services provided by Mercer each year and determines whether to continue to retain Mercer.

In addition, our management engaged ISS Corporate Services in 2011 to assist in our analysis of the relationship between our executive compensation and corporate performance.

Peer Group and Benchmarking

The Compensation Committee engaged in formal benchmarking in both 2011 and 2012 with respect to annual compensation decisions. The benchmarking used two reference points to assess competitive compensation levels: peer group data and data from broad-based market surveys of companies with revenues averaging $500 million (which approximates the Company’s average annual revenues for the past three years). This approach represents a shift in our approach from prior years, when the Compensation Committee’s principal reference points were broad-based surveys and the personal experience of the Compensation Committee members. With advice from Mercer, the Compensation Committee selected the companies set forth in the table below as our peer group:

Weight Watchers International Inc.	Orbitz Worldwide Inc.	VistaprintNv
USA NA Health Sciences	Digital River Inc.	Quinstreet Inc.
Blue Nile Inc.	Schiff Nutrition International Inc.

Each of these peer group companies has a business orientation that is similar to ours, in that it is either a provider of weight management services, nutrition products or online or direct marketing services. The annual revenues for these peer group companies for their most recently completed year ranged from 40% to 285% of our annual revenue for our most recently completed year when this peer group was developed in mid-2011. Without the inclusion of Weight Watchers, the upper bound of the peer group’s revenue range would have been 150% of our annual revenue. However, given the competition between that business and ours, the Compensation Committee concluded that the inclusion of Weight Watchers in the peer group was appropriate. The median annual revenue for the peer group was approximately equal to our annual revenue (again, determined using each company’s most recently completed fiscal year as of the time the peer group was developed).

For benchmarking purposes, the peer group and market survey data were weighted evenly. The resulting data source is referred to in this discussion as “benchmark data.” This benchmark data was used in 2011 and 2012 when we evaluated each compensation component (in particular, with respect to the size and mix of equity awards) and total compensation levels.

In 2011, our Compensation Committee set Mr. Redling’s TDC at approximately the 75th percentile of the benchmark data and set Mr. Clark’s TDC at approximately the 50th percentile of the benchmark data in order to remain competitive with the companies with which we compete for talent. The selection of a relatively higher target for Mr. Redling’s 2011 compensation reflected the Compensation Committee’s view that his skill set was unique, that internal candidates were not yet prepared to succeed him, that the cost of identifying and attracting a suitable external candidate to replace him would be high and that, accordingly, retention of Mr. Redling in 2011 was a key commercial objective.

In 2012, the Compensation Committee affirmed its prior decision to set the TDC for Named Executive Officers other than Mr. Redling at the 50th percentile of the benchmark data and revisited its prior decision with respect to Mr. Redling. While the Compensation Committee continued to believe that Mr. Redling’s skill set was unique and that attracting a suitable replacement would be challenging, in light of the concerns of our stockholders and our performance during 2010 and 2011, it concluded that it was no longer appropriate to compensate Mr. Redling at the 75th percentile of the benchmark data. Rather, the Compensation Committee determined that Mr. Redling’s TDC for 2012 should approximate the 50th percentile of the benchmark data.

Cessation of Employment of Chief Executive Officer

As noted above, the Compensation Committee determined that 2012 TDC for all of our Named Executive Officers would approximate the 50th percentile of the benchmark data. The result of this decision with respect to Mr. Redling was a reduction of his TDC versus 2011 (which itself reflected a substantial reduction versus 2010).

After completing 2012 compensation decisions, the Compensation Committee approached Mr. Redling regarding the scheduled expiration of his current employment agreement on September 30, 2012 and the terms on which it would propose to renew that agreement.

As a result of its re-evaluation of our executive compensation practices, the Compensation Committee indicated that it could not renew his employment agreement on the existing terms, but rather would propose several material modifications. To enable the Compensation Committee to set each element of Mr. Redling’s TDC at the 50th percentile of the benchmark data, the proposed modifications included a substantial reduction in Mr. Redling’s base salary. In addition, in order to conform the new agreement to current best practices, the proposed modification included (among other things) the elimination of the automatic annual increase in his base salary, the “single-trigger” elements of his change in control severance rights and his golden parachute excise tax gross-up.

After discussion with the Board, Mr. Redling informed the Board that he would be unwilling to continue his employment on the terms proposed. The Board then advised Mr. Redling that, in the absence of the proposed changes to the terms of his employment, it would need to provide notice of non-renewal of his employment agreement (which would, in turn, trigger his right to severance benefits). Because the parties determined that a mutually acceptable compromise would not be possible, Mr. Redling and the Board agreed that his employment will cease effective September 30, 2012 (or such earlier date requested by the Board) and that such cessation will be treated as a termination “without cause.” As a result, Mr. Redling will be entitled to receive severance benefits, which benefits are described below under the heading “Payments and Potential Payments Upon Termination or Change in Control.”

Compensation for New Chief Executive Officer

We have commenced a search for a new Chief Executive Officer. While the terms of employment for the new Chief Executive Officer will reflect negotiation and his or her particular qualifications, our Compensation Committee is committed to ensuring that this new Chief Executive Officer’s compensation will reflect our reformed compensation practices. Therefore, the Compensation Committee intends for the new Chief Executive Officer’s TDC to approximate the 50th percentile of the benchmark data (approximately $1,900,000 for 2012, which takes into account that the new Chief Executive Officer will not also serve as our Chairman). The Compensation Committee also intends for each component of the new Chief Executive Officer’s TDC to also approximate the 50th percentile of the benchmark data. In addition, the Compensation Committee has resolved that that the new Chief Executive Officer’s employment agreement will not include a golden parachute excise tax gross-up or “single trigger” cash severance rights in connection with a change in control.

Compensation Components

The principal elements of our Named Executive Officers’ compensation are base salary, annual cash bonuses, and equity incentive awards.

Equity incentives have historically represented the largest component of our Named Executive Officers’ compensation, in order to more closely align the interests of our Named Executive Officers with the interests of our stockholders. However, as further discussed below, in 2011 the Compensation Committee substantially reduced the total value of equity awards granted and changed the mix of equity award types utilized. The Compensation Committee concluded, as part of its reevaluation of executive compensation, the TDC of our Chief Executive Officer and Chief Financial Officer in 2011 should decrease relative to 2010 (the conclusion was not reached with respect to other Named Executive Officers, because no other executive officer was in service with us for the entirety of both 2010 and 2011). Similarly, for the reasons discussed above, the Compensation Committee concluded that it had to further reduce the TDC of our Chief Executive Officer in 2012. Because equity incentives are the largest element of total compensation, and because each of our Named Executive Officers has contractual rights to a specified level of salary and bonus opportunity, it was decided that the compensation reductions would occur largely by means of a reduction in equity compensation. Following the revisions to equity incentive levels, equity incentives continue to represent a significant piece of each executive’s total compensation, which the Compensation Committee continues to believe is appropriate given its objectives of aligning management and stockholder interests and discouraging excessive risk taking.

Each of the components of our compensation programs is discussed in more detail below.

Base Salary.

We evaluate the level of base salary paid to our Named Executive Officers at least annually. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to changes to the base salary of our executive officers, other than himself. Our Compensation Committee determines and approves any changes to the base salaries of our Chief Executive Officer and our other Named Executive Officers.

In setting base salaries, the Compensation Committee also takes into account the fact that we provide no material perquisites to our Named Executive Officers.

When adjusting base salary levels, the Compensation Committee takes into account the contractual rights of our Named Executive Officers (which, in Mr. Redling’s case, include the right to an automatic 3.5% annual increase). The Compensation Committee also considers market conditions with respect to base salary levels and the Named Executive Officer’s performance. However, in recent years, salary increases have generally been modest and were intended primarily to keep pace with changes in the cost of living.

Mr. Redling has a contractual right to an annual increase in his base salary of 3.5%. However, for 2011, he waived his right to receive an increase in excess of 2.25%, and therefore his salary was increased from $693,000 to $708,593. In 2012, Mr. Redling agreed to waive his right to any increase in his base salary.

For 2011, the Compensation Committee decided to increase Mr. Clark’s base salary from $295,000 to $301,638. For 2012, the Compensation Committee decided to increase his base salary to $312,000. Mr. Amburgey did not receive a base salary increase for 2012 in light of his recent arrival.

Performance-Based Cash Bonus.

Each of our Named Executive Officers has a contractual right to be eligible to receive an annual bonus, with the bonus opportunity determined as a particular percentage of base salary. Each Named Executive Officer’s bonus opportunity is set based on the Named Executive Officer’s rate of pay and responsibilities.

Following our reevaluation of our compensation practices in 2011, we concluded that the maximum bonus opportunity we provide to our Chief Executive Officer should be reduced from 150% of base salary to 100% of base salary and that no portion of his bonus should be guaranteed. In addition, when we hired Mr. Amburgey in October 2011, we decided that it was appropriate to provide Mr. Amburgey with a maximum bonus opportunity equal to 75% of his base salary, rather than 100% level provided to other Named Executive Officers. No portion of any Named Executive Officer’s bonus is guaranteed.

We fulfill our commitment to provide these bonus opportunities to our Named Executive Officers by maintaining a plan which pays an annual bonus based on the attainment of performance goals established in advance. Accordingly, each of our Named Executive Officers was eligible to receive a performance-based cash bonus with respect to 2011. Each Named Executive Officer, other than Mr. Amburgey, was eligible to receive a maximum annual bonus for 2011 in an amount equal to 100% of his base salary. Mr. Amburgey was eligible to receive a maximum annual bonus for 2011 in an amount equal to 75% of the base salary earned by him during his partial year of employment in 2011. The Compensation Committee worked with Mercer to establish the criteria applicable to payment of annual cash bonuses for 2011.

For 2011, each Named Executive Officer (other than Mr. Amburgey) could earn up to 50% of his maximum annual bonus opportunity based on our achievement of Adjusted EBITDA targets (as defined below) and up to 50% of his maximum annual bonus opportunity based on our achievement of targets relating to the number of direct channel first-time orders, which we refer to as Direct FTOs, during the performance period, calculated in a manner consistent with our past practices. We define Adjusted EBITDA by reference to our financial statements as income from continuing operations excluding non-cash employee compensation, other income (expense), interest, income taxes and depreciation and amortization. Our definition of Adjusted EBITDA is intended to provide a meaningful measure focused on the performance of the ongoing operations of the Company. Adjusted EBITDA for the year ended December 31, 2011 can be derived from the income from continuing operations reported in our financial statements as follows (in thousands):

Year Ended December 31, 2011
Income from continuing operations	$12,261

Depreciation and amortization	12,068

Income tax expense	6,400

Interest expense, net	468

Non-cash employee compensation expense	8,916

Adjusted EBITDA	$40,113

The Compensation Committee selected Adjusted EBITDA as a basis for payment of annual performance bonuses because it believes Adjusted EBITDA is an appropriate gauge of our operating profits and cash generation. The Compensation Committee selected Direct FTOs as a basis for payment of annual performance bonuses because it believes Direct FTOs reflect our market share of new customers and our future revenue potential. The addition of Direct FTOs as a performance metric was new for 2011 and was intended to measure management’s success at both driving new customer initiatives (which provide a foundation for future operating profits).

While the Compensation Committee recognizes that, ideally, different performance measures would be used for performance-based cash and equity awards, it used substantially similar goals for these purposes in 2011. In light of disappointing early 2011 results, the Compensation Committee felt that stabilizing the core business was a goal that needed to be strongly emphasized and therefore chose to use these measures of productivity and profitability for both cash and equity incentives.

While the performance goals for 2011 performance-based cash and equity incentives were substantially the same, a higher level of Adjusted EBITDA would have been required to earn the maximum 2011 cash bonus than to earn the maximum number of 2011 Performance RSUs. Note that, with respect to 2012, we have adopted entirely distinct performance goals for our cash and equity incentives, as further described below.

The cash bonus that could have been earned in 2011 by reference to the achievement of Adjusted EBITDA targets ranged from a threshold of 25% of opportunity at $57.5 million of Adjusted EBITDA, a target of 37.5% of opportunity at $62.5 million of Adjusted EBITDA and a maximum of 50% of opportunity at $75 million or more of Adjusted EBITDA. The cash bonus that could have been earned upon the achievement of Direct FTO targets ranged from 25% of opportunity at the threshold level, 37.5% of opportunity at the target level and 50% of opportunity at the maximum level. No annual bonus was paid for achievement below the threshold and no additional bonus would have been paid if achievement had exceeded the maximum. Linear interpolation would have been applied for achievement between threshold and target and between target and maximum levels. We are not disclosing the threshold, target or maximum levels of Direct FTOs for our 2011 incentive programs, or the number of Direct FTOs actually achieved in 2011, because this information constitutes confidential commercial information that would cause us competitive harm if disclosed.

For 2011, the actual Adjusted EBITDA achieved by the Company was $40.1 million, and the number of Direct FTOs achieved did not meet the threshold level of performance. Because the Company did not achieve either of the threshold performance targets, no cash bonus was earned by any of our Named Executive Officers with respect to 2011.

The 2011 threshold, target and maximum cash bonus opportunities for our Named Executive Officers are set forth in the table below:

Named Executive Officer	Threshold	Target	Maximum	Bonus Achieved for 2011
J. Redling	$354,297	$531,445	$708,593	0

D. Clark	$150,819	$226,229	$301,638	0

M. Amburgey*	$23,425	$35,137	$46,849	0

S. Falconer	$142,500	$213,750	$285,000	0	**

C. Terrill	$147,500	$221,250	$295,000	0	***

*	Mr. Amburgey’s employment with us commenced on October 17, 2011. The bonus amount Mr. Amburgey was eligible to earn for 2011 was prorated based on his partial year of service with us.
**	Mr. Falconer’s employment ceased prior to the end of 2011 and accordingly he was ineligible to earn a 2011 annual bonus, regardless of corporate performance. However, under his Separation and Release Agreement, his severance benefits included an amount equal to a prorated portion of the maximum 2011 bonus for which he was otherwise eligible, which amount was $71,250. For more information on this payment, please see below under “Separation and Release Agreement with Mr. Falconer”.
***	Mr. Terrill resigned from employment prior to the end of 2011 and accordingly was ineligible to earn a 2011 annual bonus, regardless of corporate performance.

Each of our Named Executive Officers is also eligible to receive a performance-based cash bonus with respect to 2012. The 2012 threshold, target and maximum cash bonus opportunities for our Named Executive Officers are set forth in the table below:

Named Executive Officer	Threshold	Target	Maximum
J. Redling	$354,297	$602,304	$708,593

D. Clark	$156,000	$234,000	$312,000

M. Amburgey	$112,500	$168,750	$225,000

These bonus opportunities as a percentage of base salary were substantially consistent with the 2011 opportunities, except that Mr. Redling’s target bonus level was raised from 75% to 85%, with the intent of causing his 2012 TDC to approximate the 50th percentile of the benchmark data without awarding new equity incentives to him beyond the 2012 Performance RSUs previously committed.

The Compensation Committee worked with Mercer to establish the performance measures and goals applicable to payment of annual cash bonuses for 2012. These measures and goals also apply to the bonus opportunities for our less senior executives and therefore ensure alignment of efforts within our management team. For 2012, the relevant performance measures and their respective weightings are:

Performance Measure	Relative Weight
Total Revenue	40%
Adjusted EBITDA	40%
Specified Retail Revenues	14%
D and Medical Program Revenues	3%
Specified Program Launch Deadline	3%

These 2012 performance measures differ somewhat from those used for 2011. For 2012, company-wide revenue replaced Direct FTOs as a performance measure to emphasize the importance of growth across all segments of our customer base. Adjusted EBITDA remains heavily weighted to make it clear that our growth cannot come at the expense of profitability. However, for purposes of determining 2012 bonuses, the Compensation Committee has reserved the discretion to exclude from the definition of Adjusted EBITDA certain nonrecurring charges associated with our leadership transition, pending litigation and other extraordinary items. The remaining measures reflect specific 2012 programmatic growth initiatives. To earn a bonus for any performance measure above the target level, threshold performance must be achieved for all performance measures. Finally, the Compensation Committee has reserved “negative discretion” to reduce these annual cash bonuses below the amounts otherwise payable based on the objective measures described above to enable it to discourage excessive risk taking or to take into account other considerations not reflected in the objective measures.

Performance-Based Restricted Stock Units.

On March 30, 2010, the Compensation Committee approved a three-year performance stock award program providing for grants of Performance RSUs with vesting based on annual performance goals for 2010, 2011 and 2012 and continued employment with us through March 1, 2013. At that time, our Compensation Committee approved the aggregate number of Performance RSUs of 100,000 for Mr. Redling and 10,000 for each of the other Named Executive Officers (other than Mr. Amburgey who was not employed by us at the time). These grants were allocated evenly over the three-year period.

With respect to the achievement of performance goals for each of 2010, 2011 and 2012, a participant is eligible to earn Performance RSUs equal to 200% of the target amount of Performance RSUs based upon achievement at the maximum performance level, 100% of the target amount of Performance RSUs based upon achievement at the target performance level and 50% of the target amount of Performance RSUs based upon achievement at the threshold performance level, with nothing below threshold, and interpolation between threshold and target and between target and maximum. Performance RSUs earned upon achievement of the 2010, 2011 and 2012 performance goals will vest on March 1, 2013, provided the Named Executive Officer remains continuously employed by us through that date (or may vest on a pro rata basis if the Named Executive Officer terminates prior to that date under specified circumstances, as further described below under “Payments and Potential Payments Upon Termination or Change in Control”). Dividend equivalents will accrue with respect to the Performance RSUs that are earned beginning with the January 1 that follows the applicable performance period. In March 2013, each Named Executive Officer’s earned Performance RSUs that become vested will be converted into an equivalent number of shares of our common stock and accumulated dividend equivalents on such Performance RSUs will be paid in cash to the Named Executive Officer.

The Compensation Committee established the performance goals for 2011 in the first quarter of 2011, at which time the awards were deemed “granted” for accounting purposes. For compensation disclosure purposes, SEC rules require that equity awards be reported in the year in which they are granted, regardless of when the awards are payable and even if no compensation is ever realized by the executive officer. This required disclosure approach attributes value to awards that may never be earned (indeed, as discussed below, no Performance RSUs were earned with respect to 2011, despite the substantial values attributed to those awards in the Summary Compensation Table below). In evaluating total compensation delivered for a given year, our Compensation Committee focuses not only on the compensation reported in our Summary Compensation Table, but also on the compensation actually realized.

For 2011, each Named Executive Officer (other than Mr. Amburgey) could earn 50% of the Performance RSUs based on the achievement of Adjusted EBITDA goals and 50% of the Performance RSUs based on the achievement of goals relating to Direct FTOs. The number of Performance RSUs that could have been earned by reference to the achievement of Adjusted EBITDA goals ranged from a threshold of 25% of opportunity at $57.5 million of Adjusted EBITDA, a target of 50% of opportunity at $62.5 million of Adjusted EBITDA and a maximum of 100% of opportunity at $67.5 million or more of Adjusted EBITDA. The number of Performance

RSUs that could have been earned by reference to the achievement of Direct FTO goals ranged from 25% of opportunity at the threshold level of Direct FTOs, 50% of opportunity at the target level of Direct FTOs and 100% of opportunity at the maximum level of Direct FTOs.

The Compensation Committee chose Adjusted EBITDA and Direct FTOs as the performance measures for this pay element in 2011 for the reasons described above under “Performance-Based Cash Bonus”. For 2011, the actual Adjusted EBITDA achieved by the Company was $40.1 million, and the number of Direct FTOs achieved did not meet the threshold level of performance. Because the Company did not achieve either of the performance targets, none of the Performance RSUs granted with respect to 2011 were earned by any of our Named Executive Officers.

For 2012, the Compensation Committee desired to increase the portion of total equity compensation that was payable in the form of Performance RSUs and to cause such Performance RSUs to be subject to vesting based on a performance measure different from those applicable to our annual cash bonuses. After discussion with Mercer, the Compensation Committee concluded that TSR relative to the Russell 3000 index, which we refer to herein as Relative TSR, was the appropriate performance measure, as it seeks to isolate the value added by management from broader market movements.

In light of the existing Performance RSU commitments for 2012 described above, which we refer to herein as the Third Tranche Awards, the Compensation Committee took a two-step approach. First, the Compensation Committee established 1-year Relative TSR as the relevant performance measure for the Third Tranche Awards. Relative TSR for one year, rather than a longer period, was used because the contractual terms of the Third Tranche Awards expressly contemplate a one-year performance measure. The following threshold, target and maximum performance levels, and associated payouts, apply to these awards:

Relative TSR Performance Achieved	Payout Due as a Percent of Target Award
< 35th percentile	0%
35th percentile	50%
50th percentile	100%
> 85th percentile	200%

Linear interpolation will be used to determine payouts for performance in between the 35th and 50th, and 50th and 85th, percentiles. The other terms of the Third Tranche Awards were previously established and were substantially the same as those applicable to the 2010 and 2011 Performance RSUs, as described above.

Mr. Redling’s Third Tranche Award was the only 2012 award issued to him as the grant date value of that award, when added to his base salary and target 2012 annual bonus, was expected to cause his 2012 TDC to reach the level intended by the Compensation Committee (i.e., approximately, the 50th percentile of the benchmark data, hereinafter referred to as Target TDC). However, after our agreement with Mr. Redling regarding the cessation of his employment, the final measurement of the grant date fair value of his Third Tranche Award was completed. The valuation indicated that the grant date fair value of the award was less than expected, resulting in Mr. Redling’s 2012 TDC approximating the 25th percentile of benchmark data. Because Mr. Redling had already resigned his employment, the Compensation Committee decided not to adjust Mr. Redling’s 2012 TDC to better approximate the Target TDC.

For both Messrs. Clark and Amburgey, the Compensation Committee intended Performance RSUs to constitute half of the value of their total 2012 equity awards. However, their Third Tranche Awards were both too small for this purpose. Accordingly, the Compensation Committee approved a second 2012 Performance RSU award (each of which is referred to herein as a Second Award) for these Named Executive Officers. These Second Awards have terms substantially similar to the Third Tranche Awards (including the same threshold, target and maximum performance levels, and associated payouts, shown above). However, to cause these awards to be truly long-term incentives, the Compensation Committee selected three-year (rather than one-year) Relative

TSR as the applicable performance measure. In addition, in the event of a change in control, there will not be automatic acceleration of vesting of these awards (rather, whether to then accelerate the vesting of these awards will be determined in the discretion of the Compensation Committee).

The size of the Second Awards for each of Messrs. Clark and Amburgey was determined by subtracting the executive’s base salary and target annual bonus from his Target TDC to determine the target value of his 2012 equity awards. Half of that amount was the total value of Performance RSUs intended by the Compensation Committee (which we refer to herein as the Performance RSU Value). The Compensation Committee then subtracted the grant date fair value of the executive’s Third Tranche Award to determine the intended value of his Second Award. This yielded Second Awards for Messrs. Clark and Amburgey with respect to 13,365 and 14,587 shares, respectively.

Stock Options and Restricted Stock.

In 2011, after considering the results of the Company’s 2011 “Say on Pay” advisory vote and discussions with Mercer, the Compensation Committee decided to award equity incentives in a combination of stock options and restricted stock. Specifically, when deciding to grant stock options in 2011, the Compensation Committee took into account the unfavorable stockholder vote at the 2011 Annual Meeting on the advisory resolution on executive compensation, which the Compensation Committee determined reflected a perception by some of our stockholders that we had overused time-vested restricted stock in the past.

We typically award equity incentives to our executive officers in March of each year. However, in 2011, we did not issue equity incentives until July because we engaged in the review of our equity compensation practices described above and postponed the award of equity incentives until such review was complete.

Following this review, on July 20, 2011, we provided equity incentives to Mr. Redling and Mr. Clark in the form of stock option and restricted stock grants. The number of stock options and shares of restricted stock granted to Mr. Redling and Mr. Clark were determined by the Compensation Committee. When determining the number of options and shares of restricted stock granted to Mr. Redling, the Compensation Committee took into consideration the compensation paid by our peer group members and market surveys, as described above under “Peer Group and Benchmarking”. Accordingly, the Compensation Committee decided to grant to Mr. Redling equity compensation, 75% of the value of which was composed of stock options and 25% of the value of which was composed of restricted stock. The Compensation Committee decided to grant Mr. Clark equity compensation, 50% of the value of which was composed of stock options and 50% of the value of which was composed of restricted stock. The Compensation Committee decided on this breakdown because the Compensation Committee wanted the equity awards granted to our Chief Executive Officer to be more at risk.

The Compensation Committee believes that stock options help to retain and motivate our Named Executive Officers to build stockholder value over the life of the stock option grant because stock options only have value if our stock price appreciates. In the view of the Compensation Committee, stock options represent performance-based compensation. The Compensation Committee continues to believe that awarding a limited amount of time-vested restricted stock remains appropriate as a retention tool.

All stock options and shares of restricted stock granted in 2011 vest in equal installments of 25% on each of the first four anniversaries of the grant date, provided that the Named Executive Officer is employed by us on each vesting date. In the event of a change in control, the Named Executive Officers will become 100% vested in the stock options and restricted stock grants. The stock option grants have a term of seven years, rather than the standard ten years, in order to encourage the more rapid creation of stockholder value.

None of Mr. Amburgey, Mr. Falconer or Mr. Terrill received regular annual grants of stock options or restricted stock in 2011 because none of these Named Executive Officers were employed on the date that annual grants were made. However, in connection with commencement of employment in October 2011, Mr. Amburgey received a grant of 78,125 shares of restricted stock (which shares had a fair value of $1,000,000 on the grant date). These shares will vest over four years, based on Mr. Amburgey’s continued service to us over that period.

This new hire award of time-vested restricted stock to Mr. Amburgey was not benchmarked. Rather, the terms of the award, including the size of the award, were negotiated at arms’ length along with the other terms of his employment. This negotiation reflected that Mr. Amburgey was a very attractive candidate with a valuable skill set and uniquely relevant experience and that our successful recruitment of him would fulfill a key business objective of enhancing the bench strength of our management team. The Compensation Committee also recognized that, given the volatility of our recent performance, the award would need to strongly encourage Mr. Amburgey to remain committed to us for an extended period as we seek to implement new business initiatives. Accordingly, the Compensation Committee determined, in its subjective judgment, that this award was necessary and appropriate to attract and retain its desired candidate.

For 2012, the Compensation Committee intended Performance RSUs to constitute half of the value of total 2012 equity awards for Messrs. Clark and Amburgey, with the remaining value divided equally between time-vested stock options and time-vested restricted stock. This resulted in (i) grants to Mr. Clark of a stock option with respect to 30,890 shares and 8,335 shares of restricted stock, and (ii) grants to Mr. Amburgey of a stock option with respect to 29,705 shares and 8,015 shares of restricted stock. The vesting and other terms of these awards were substantially the same as those applicable to the 2011 stock option and restricted stock awards described above.

Other Benefits.

We maintain a 401(k) defined contribution program for all eligible employees. We have no other pension or other deferred compensation program for senior executive officers or any other employees. In 2011, we added a supplemental long-term disability benefit for our senior executives because caps under our group long-term disability program restricted benefits under that program to a lower percentage of pay than was generally applicable to our other employees.

During portions of 2011, we paid housing allowances to Messrs. Redling, Falconer and Amburgey. We amended Mr. Redling’s employment agreement to eliminate his housing allowance, effective July 20, 2011. Mr. Falconer’s right to a housing allowance terminated on April 1, 2011 in connection with the cessation of his employment. Because Mr. Amburgey relocated from Tennessee to join the Company, we provided him with a housing allowance from October 2011 until December 31, 2011. We are not providing Mr. Amburgey with a housing allowance in 2012.

Employment Agreements

We enter into employment agreements with our Named Executive Officers to attract the individuals we deem most qualified in a highly competitive environment. These employment agreements specify the Named Executive Officer’s base salary and bonus opportunities. These basic items are described below for each Named Executive Officer.

In addition, each agreement provides that the Named Executive Officer is eligible to receive certain payments and benefits in connection with a change in control, upon termination of his employment by us without cause, by him for good reason, due to nonrenewal of his employment term or due to his death or disability. These severance and change-in-control arrangements mitigate some of the risk that exists for executive officers working at a smaller company like ours. These arrangements are intended to attract and retain qualified executive officers who have other job alternatives that may appear to them, in the absence of these arrangements, to be less risky. For a discussion of each continuing Named Executive Officer’s potential entitlement upon termination of employment or a change in control, please see below under the heading “Payments and Potential Payments Upon Termination or Change in Control.”

Employment Agreement with Mr. Redling

Mr. Redling is party to an employment agreement with us under which he serves as our President and Chief Executive Officer. The term of that agreement will expire on September 30, 2012 and will not be renewed (please see above under the heading “Cessation of Employment of Chief Executive Officer”). The employment agreement provides that Mr. Redling will receive a base salary, currently at the rate of $708,593, and is eligible each year to earn a bonus up to 100% of his base salary. Mr. Redling is also subject to covenants restricting his ability to compete with us during his employment and for two years thereafter.

Employment Agreement with Mr. Clark

Mr. Clark is party to an employment agreement with us under which he serves as our Executive Vice President and Chief Financial Officer. The current term of that agreement will renew on November 26, 2012 for one year, unless either party provides three months’ prior notice of non-renewal to the other. The agreement also automatically renews for a one-year term if a change of control occurs.

The employment agreement provides that Mr. Clark will receive a base salary, currently at the rate of $312,000, and is eligible each year to earn a bonus of up to 100% of his base salary.

Mr. Clark is also subject to covenants restricting his ability to compete with us during his employment and for two years thereafter.

Employment Agreement with Mr. Amburgey

Mr. Amburgey is party to an employment agreement with us under which he serves as our Executive Vice President and Chief Marketing Officer. The current term of that agreement will renew on October 17, 2013 for one year, unless either party provides three months’ prior notice of non-renewal to the other. The agreement also automatically renews for a one-year term if a change of control occurs.

The employment agreement provides that Mr. Amburgey will receive a base salary of $300,000 per year, and is eligible each year to earn a bonus of up to 75% of his base salary. In addition, under the agreement, Mr. Amburgey is entitled to receive a signing bonus in two installments of $30,000 each, the first of which was paid on January 27, 2012 and the second of which will be payable on the Company’s first regular pay date immediately following January 1, 2013.

Mr. Amburgey is subject to restrictions on his ability to compete with us during his employment and for one year thereafter. He is also subject to restrictions on his ability to solicit our employees during his employment and for two years thereafter.

Employment Agreement with Mr. Falconer

Mr. Falconer was party to an employment agreement with us under which he served as our Executive Vice President, Operations. Mr. Falconer’s employment with us ceased on April 1, 2011.

The employment agreement provided that Mr. Falconer would receive a base salary each year. At the time his employment terminated, Mr. Falconer’s base salary was $285,000 per year. The agreement also provided that Mr. Falconer was eligible each year to earn a bonus of up to 100% of his base salary and was guaranteed a minimum bonus for 2011 equal to 70% of his base salary. However, because he ceased employment before the end of 2011, the guaranty was not implicated.

Mr. Falconer is also subject to covenants restricting his ability to compete with us, which applied during his employment and will continue to apply for two years following his termination.

Separation and Release Agreement with Mr. Falconer

Mr. Falconer’s employment with us ceased on April 1, 2011. In connection with termination of his employment, we entered into a customary separation and release agreement with Mr. Falconer, under which we agreed to provide Mr. Falconer with the payments and benefits he was due under his employment agreement and the agreements governing his restricted stock grants, and he agreed to release any claims he may have had against us and our affiliates. These payments and benefits are described below under the heading “Payments and Potential Payments Upon Termination or Change in Control.”

Employment Agreement with Mr. Terrill

Mr. Terrill was party to an employment agreement with us under which he served as our Executive Vice President and Chief Marketing Officer. The employment agreement provided that Mr. Terrill would receive a base salary each year. At the time his employment terminated, Mr. Terrill’s base salary was $295,000 per year. The agreement also provided that Mr. Terrill was eligible each year to earn a bonus of up to 100% of his base salary.

Mr. Terrill is subject to covenants restricting his ability to compete with us and to solicit our employees, which restrictions applied during his employment and will continue to apply for two years after his termination of employment.

Mr. Terrill resigned his employment with us effective May 13, 2011. Because he resigned without good reason, he was not entitled to receive any payments or benefits from us in connection with his termination.

New Compensation-Related Policies

As part of our response to our 2011 “Say on Pay” advisory vote, we adopted the three new policies described below. The full text of these policies can be found under the heading “Governance Documents” in the “Investor Relations” portion of our website (www.nutrisystem.com).

Stock Ownership Guidelines

Our Board adopted stock ownership guidelines in March 2012 that prohibit sales of our stock by our executive officers and our non-employee directors if those sales would cause the officer’s or director’s stock holdings to fall below the threshold indicated below:

Name	Threshold	Threshold ($)	Holdings as of April 9, 2012
J. Redling	5 x base salary	$3,542,965	$4,647,489

D. Clark	2 x base salary	$624,000	$433,198

M. Amburgey	2 x base salary	$600,000	$0

Other Executive Officers	2 x base salary	*dependent upon salary	N/A

Non-Employee Directors	3 x annual base cash retainer	$105,000	*varies by individual

For purposes of these guidelines, an officer’s or director’s holdings include vested shares held directly by the officer or director or his/her immediate family members, the intrinsic value of vested stock options and vested but unsettled restricted stock units. These guidelines do not restrict the sale or withholding of shares in connection with the cashless exercise of options or the satisfaction of tax obligations arising in connection with the vesting or settlement of equity awards. Our board may waive these restrictions on a case by case basis, but it is anticipated that waivers will be rare.

This policy was effective immediately. We view the adoption of these guidelines as a significant step. These guidelines, together with our continued use of equity-based compensation, are intended to emphasize the alignment of interests between management and our stockholders in a demonstrable and firm manner, with the objective of encouraging high performance and discouraging inappropriate risk taking.

Anti-Hedging Policy

Our board also adopted an anti-hedging policy. This policy provides that our directors and executive officers may not directly or indirectly engage in transactions that would have the effect of reducing the economic risk of holding our securities.

Clawback Policy

Our board also adopted a clawback policy which provides that, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, we will recalculate all incentive compensation paid or credited to a person covered by the policy for the restated period. In addition, if any person covered by the policy engages in intentional misconduct that contributes to an erroneous measure of our financial results, then all incentive compensation paid or credited to him or her for the affected period will be recalculated (whether or not a restatement is then required). To the extent the recalculated compensation exceeds the amount previously paid or credited based on the erroneous results, the excess amount must be returned to us (if previously paid) or will be forfeited (if previously credited, but not yet paid). Our Chief Executive Officer, executive vice presidents and senior vice presidents are covered by this policy, as well as anyone else that our Chief Executive Officer or Chief Financial Officer designates.

Role of Management

The Compensation Committee depends on our Chief Executive Officer to evaluate the day to day performance of his direct reports and seeks his input with respect to their compensation. On occasion, the Compensation Committee also solicits input from our Chief Financial Officer and our General Counsel regarding the financial accounting and regulatory considerations associated with proposed compensation arrangements or proposed changes to existing compensation arrangements. As part of this process, management may make specific recommendations to the Compensation Committee and the Compensation Committee carefully considers such recommendations. However, in each case, final determinations are made by the Compensation Committee or the Board.

Tax Considerations

Section 162(m) of the Internal Revenue Code (Section 162(m)) generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer and certain of its other executive officers in excess of $1,000,000 in any year. Compensation that qualifies as performance-based compensation is exempt from the $1,000,000 deductibility cap.

The Compensation Committee considers the deductibility of compensation when designing our programs and authorizing individual awards and seeks to achieve full deductibility when feasible. For example, our Performance RSUs and our stock option awards are intended to qualify for exemption from the deductibility limit of Section 162(m). However, the Compensation Committee’s ability to exercise discretion and to retain flexibility in the payment of compensation may, in certain circumstances, outweigh the advantages of qualifying all compensation as exempt from the limit of Section 162(m).

Compensation Risk Assessment

We regularly assess risks related to our compensation programs, and our Compensation Committee considers risks related to our compensation programs (especially with respect to our executive compensation programs) when determining how to structure our employees’ compensation. Based on our assessments of our compensation programs, we have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company. In reaching this conclusion, the Compensation Committee considered the following aspects of our compensation programs that discourage excessive risk-taking:

•

Incentive awards incorporate multiple measures of corporate performance, which diversifies the risks associated with any single indicator of performance. In addition, cash and equity incentives now each have distinct goals, which further diversifies this risk.

•	All of our time-vested stock option and restricted stock grants vest over a multi-year period, which encourages grantees to take a long-term view.

•

We have implemented policies specifically intended to mitigate risk, such as our stock ownership guidelines and clawback policy. The stock ownership guidelines in particular require all of our executive officers to hold substantial amounts of our stock for the duration of their employment, which is intended to further encourage an appropriate long-term focus and to discourage excessively risky decision making.

Compensation Committee Report

Our Committee reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management, and based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Brian P. Tierney, Chairman

Robert F. Bernstock

Theodore J. (Ted) Leonsis

Stephen T. Zarrilli

Summary Compensation Table

The following table sets forth certain information regarding compensation earned for 2009, 2010 and 2011 by our Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)		Total ($)
Joseph M. Redling,	2011	704,395	—		858,052	(2)	1,125,000	—	24,570	(5)	2,712,017
Chief Executive Officer	2010	691,731	—		3,652,077	(3)	—	693,000	18,807		5,055,615
	2009	685,385	—		2,456,324		—	—	28,750		3,170,459

David D. Clark,	2011	299,851	—		160,381	(2)	112,500	—	14,546	(6)	587,278
Chief Financial Officer	2010	294,616	—		584,327	(3)	—	221,250	9,077		1,109,270
	2009	295,962	—		250,137		—	—	4,823		550,922

Michael R. Amburgey, Chief Marketing Officer (10)	2011	57,692	60,000	(12)	1,000,000		—	—	4,349	(7)	1,122,041

Scott A. Falconer,	2011	76,731	—		—		—	—	645,101	(8)	721,832
Former Executive Vice President, Operations (11)	2010	284,615	—		584,327	(3)	—	213,750	15,411		1,098,103
	2009	285,577	192,500		372,250		—	—	28,564		878,981

Christopher S. Terrill,	2011	113,462	—		48,295	(2)	—	—	11,715	(9)	173,472
Former Executive Vice Chief	2010	294,616	—		584,327	(3)	—	221,250	7,942		1,108,135
President, E-Commerce and	2009	277,250	—		1,100,500		—	—	3,702		1,381,452
Marketing Officer (12)

(1)	The amounts reported in the Stock Awards and Option Awards columns represent the aggregate grant date fair value calculated in accordance with FASB ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R)), excluding the effect of estimated forfeitures. Information concerning these amounts and the assumptions used to calculate these amounts may be found in Item 8, Financial Statements and Supplementary Data and Notes 2 and 13 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2012.
(2)	In accordance with SEC rules, the amounts reported in the Stock Awards column for 2011 include the grant date fair value of Performance RSUs granted on March 31, 2011. The grant date fair value for this purpose reflects the expected performance outcomes as of the date of grant and is required to be shown even though actual performance outcomes are now known. The following table provides information regarding the grant date value of the 2011 Performance RSUs based on the expected, maximum and actual performance outcomes:

Named Executive Officer	Grant Date Fair Value (i.e., Based on Expected Performance)	Value at Grant Date Assuming Maximum Performance	Value at Grant Date Based on Actual Performance
J. Redling	$482,995	$965,990	$0
D. Clark	$48,295	$96,590	$0
C. Terrill	$48,295	$96,590	$0

(3)	We have restated the Stock Awards value with respect to 2010 to reflect the grant date fair value of Performance RSUs granted in that year. Last year, we erroneously included in that column the value at grant date of the 2010 Performance RSUs based on actual rather than expected performance. The following table provides information regarding the grant date value of the 2010 Performance RSUs based on the expected, maximum and actual performance outcomes:

Named Executive Officer	Grant Date Fair Value (i.e., Based on Expected Performance)	Value at Grant Date Assuming Maximum Performance	Value at Grant Date Based on Actual Performance
J. Redling	$584,327	$1,168,655	$438,250
D. Clark	$58,427	$116,855	$43,825
S. Falconer	$58,427	$116,855	$43,825
C. Terrill	$58,427	$116,855	$43,825

(4)	We have restated the All Other Compensation values for 2009 and 2010 to exclude dividends paid on unvested restricted stock in those years; we also exclude such dividends for 2011. SEC rules provide that dividends or dividend equivalent payments are only to be reported if not factored into the grant date fair value of the associated equity awards. Because the amount we report as the grant date fair value of our restricted stock awards does reflect expected dividends, the dividends shown in this column in prior years reflected an erroneous double counting.
(5)	Amount represents the Company’s payment of housing expenses of $22,463 and the Company’s payment of premiums for supplemental long-term disability coverage of $2,107.
(6)	Amount represents the Company’s matching contributions under the 401(k) plan of $13,266 and the Company’s payment of premiums for supplemental long-term disability coverage of $1,280.
(7)	Amount represents the Company’s payment of housing expenses of $4,349.
(8)	Amount represents severance paid to Mr. Falconer upon termination of his employment in the amount of $634,359 and the Company’s matching contributions under the 401(k) plan of $10,742.
(9)	Amount represents the Company’s matching contributions under the 401(k) plan of $11,715.
(10)	Mr. Amburgey joined the Company on October 17, 2011.
(11)	Mr. Falconer’s employment ceased on April 1, 2011. Note that in connection with the cessation of his employment, Mr. Falconer forfeited equity awards previously reported in this table, which forfeited awards had an aggregate grant date fair value of $523,176.
(12)	Mr. Terrill’s employment ceased on May 13, 2011. Note that in connection with the cessation of his employment, Mr. Terrill forfeited equity awards previously reported in this table, which forfeited awards had an aggregate grant date fair value of $1,560,718.
(13)	Amount represents a signing bonus which Mr. Amburgey is entitled to receive pursuant to his employment agreement. The signing bonus is payable in two installments of $30,000 each, the first of which was paid on January 27, 2012 and the second of which will be payable on the Company’s first regular pay date immediately following January 1, 2013.

Grants of Plan-Based Awards Table

The following table summarizes information regarding grants of plan-based awards for the Named Executive Officers during the fiscal year ended December 31, 2011:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph M. Redling	7/20/2011	—	—	—	—	—	—	—		250,000	(4)	14.37	1,125,000
	7/20/2011	—	—	—	—	—	—	26,100	(3)	—		—	375,057
	3/31/2011	—	—	—	16,667	33,333	66,666	—		—		—	482,995
	3/31/2011	354,297	531,445	708,593	—	—	—	—		—		—	—

David D. Clark	7/20/2011	—	—	—	—	—	—	—		25,000	(4)	14.37	112,500
	7/20/2011	—	—	—	—	—	—	7,800	(3)	—		—	112,086
	3/31/2011	—	—	—	1,667	3,333	6,666	—		—		—	48,295
	3/31/2011	150,819	226,229	301,638	—	—	—	—		—		—	—

Michael R. Amburgey	10/17/2011	—	—	—	—	—	—	78,125	(5)	—		—	1,000,000
	10/17/2011	23,425	35,137	46,849	—	—	—	—		—		—	—

Scott A. Falconer	3/31/2011	142,500	213,750	285,000	—	—	—	—		—		—	—

Christopher S. Terrill	3/31/2011	147,500	221,250	295,000	1,667	3,333	6,666	—		—		—	48,295

(1)	Amounts represent cash bonus opportunities provided to Named Executive Officers in 2011. The criteria used to determine the amount of the annual bonus payable to each executive is described above under “Performance-Based Cash Bonus”. No portion of these bonus opportunities was ultimately earned.
(2)	Amounts represent Performance RSUs granted to Named Executive Officers with respect to the 2011 fiscal year. The criteria used to determine the number of Performance RSUs earned by each Named Executive Officer is described above under “Performance-Based Restricted Stock Units”. None of these Performance RSUs were ultimately earned.
(3)	These shares of restricted stock vest in four equal tranches on the first four anniversaries of the date of grant.
(4)	These option awards vest in four equal tranches on the first four anniversaries of the date of grant.
(5)	We granted these shares of restricted stock to Mr. Amburgey upon commencement of his employment with us. These shares of restricted stock vest in four equal tranches on the first four anniversaries of the date of grant.

(6)	The amounts reported in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value calculated in accordance with FASB ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R)), excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth outstanding equity awards for the Named Executive Officers at December 31, 2011:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Joseph M. Redling	250,000	14.37	7/20/2018	267,778	(2)	3,462,370
David D. Clark	25,000	14.37	7/20/2018	60,499	(4)	782,252
Michael R. Amburgey	—	—	—	78,125	(5)	1,010,156

(1)	These stock option awards were granted on July 20, 2011 and vest in four equal tranches on the first four anniversaries of the date of grant.
(2)	Amount includes 25,000 Performance RSUs earned with respect to the 2010 fiscal year that vest on March 1, 2013 and 242,778 time-vested restricted stock awards that vest as set forth in the table below:

Number of Restricted Shares	Vesting Date
62,500	March 30, 2012
25,000	April 2, 2012
16,678	June 30, 2012
6,525	July 20, 2012
62,500	March 30, 2013
25,000	April 2, 2013
6,525	July 20, 2013
25,000	March 30, 2014
6,525	July 20, 2014
6,525	July 20, 2015

The amount does not include any Performance RSUs granted with respect to 2011, because these awards were not earned, and also does not include any Performance RSUs granted with respect to 2012, because performance goals with respect to these awards had not been set at year end.

(3)	The market value is based on the closing stock price of $12.93 on the last day of trading in 2011.
(4)	Amount includes 2,500 Performance RSUs earned with respect to the 2010 fiscal year that vest on March 1, 2013 and 57,999 time-vested restricted stock awards that vest as set forth in the table below:

Number of Restricted Shares	Vesting Schedule
10,000	March 30, 2012
4,200	April 2, 2012
8,992	July 9, 2012
1,950	July 20, 2012
7,807	November 26, 2012
10,000	March 30, 2013
4,200	April 2, 2013
1,950	July 20, 2013
5,000	March 30, 2014
1,950	July 20, 2014
1,950	July 20, 2015

The amount does not include any Performance RSUs granted with respect to 2011, because these awards were not earned, and also does not include any Performance RSUs granted with respect to 2012, because performance goals with respect to these awards had not been set at year end.

(5)	Represents an award of restricted stock that vests in four equal installments on October 17, 2012, October 17, 2013, October 17, 2014 and October 17, 2015.

Option Exercises and Stock Vested Table

The following table sets forth information regarding stock vesting for the Named Executive Officers for the fiscal year ended December 31, 2011:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Joseph M. Redling	227,866	2,846,814
David D. Clark	25,998	345,384
Scott A. Falconer	54,791	778,580
Christopher S. Terrill	7,500	109,800

(1)	The value realized on vesting of stock awards is based on the closing stock price on the date of vesting.

There were no option exercises by the Named Executive Officers for the fiscal year ended December 31, 2011.

Payments and Potential Payments Upon Termination or Change in Control

Each of Messrs. Redling, Clark and Amburgey has an employment agreement with us which provides that he is eligible to receive payments and benefits in connection with a change in control or upon termination of his employment with us under certain circumstances, as described in more detail below. However, we have agreed with Mr. Redling that his employment will cease on September 30, 2012 (the expiration date of his employment agreement) or on such earlier date as we request and that such cessation will be treated as a termination “without cause” for purposes of determining his entitlements upon termination.

Messrs. Falconer and Terrill were also each party to an employment agreement with us which provided for severance and change in control rights. Mr. Falconer’s employment with us terminated without cause on April 1, 2011, and he received the payments and benefits described below. Mr. Terrill’s employment with us ceased on May 13, 2011. Because he voluntarily resigned his employment, Mr. Terrill did not receive any payments or benefits from us in connection his resignation.

With respect to Messrs. Clark and Amburgey, severance will be payable if the executive is terminated (1) by us without cause, (2) as a result of our non-renewal of the agreement, (3) as a result of the executive terminating his employment for good reason or (4) due to the executive officer’s termination of employment due to his death or disability. Mr. Redling’s employment agreement also provided for severance upon the occurrence of these events. In each case, the level of these severance benefits were established at the time of the executive’s hire, taking into account both what was necessary to recruit the particular executive, as well as the Board and/or Compensation Committee’s subjective judgment regarding the level of severance that is reasonable and appropriate given the executive’s position and experience.

Joseph M. Redling

On April 4, 2012, we entered into a letter agreement with Mr. Redling which provides that his employment with us will cease on September 30, 2012 (the expiration date of his employment agreement) or on such earlier date requested by us. The letter agreement also provides that such cessation will be treated as a termination “without cause” for purposes of his employment agreement and equity incentive awards. The letter agreement also provides that, if we require Mr. Redling to resign before September 30, 2012, we will deem his employment to continue through September 30, 2012 for purposes of calculating the severance benefits payable under his employment agreement. If, before September 30, 2012, Mr. Redling voluntarily terminates his employment (other than due to his death or disability) or if the Company terminates his employment for cause, he will not be entitled to receive any severance benefits.

Upon a termination of Mr. Redling’s employment without cause, he is entitled to: (i) a cash payment equal to the sum of:(a) his base salary,(b) his maximum annual bonus opportunity (100% of his base salary), (c) a pro-rata portion of his maximum annual bonus opportunity for the year of termination, and (d) the cost of 12 months’ of his group life and accidental death and dismemberment (AD&D) insurance coverage;(ii) continuation his group healthcare coverage for 12 months at his normal contribution rates; and (iii) full vesting of his otherwise unvested restricted stock and stock option grants. Mr. Redling would have also been entitled to receive these payments and benefits if he had resigned for good reason or if his employment had terminated as a result of our non-renewal of his employment agreement.

In addition, if Mr. Redling’s employment ceases due to a termination without cause, we will vest (x) a pro-rata portion of Mr. Redling’s Performance RSUs earned with respect to 2010, and (y) the lesser of (i) a pro-rata portion of Mr. Redling’s Performance RSUs granted with respect to 2012 and (ii) a pro-rata portion of the number of Performance RSUs actually earned for 2012. In each case, the pro-ration of Performance RSUs will be based on the number of months worked by Mr. Redling in the 36-month period beginning March 1, 2010. Mr. Redling would have also been eligible to receive this benefit if his employment had ceased due to his death.

In addition, if Mr. Redling’s employment had ceased due to his death, we would have paid his estate a pro-rata portion of his maximum annual cash bonus opportunity. Also, in the event of his death, the next installment of restricted stock granted to Mr. Redling in 2009 would have become vested, and his 2010 and 2011 restricted stock grants and his stock options would have become fully vested.

If Mr. Redling’s employment had terminated on account of his disability, we would have paid him a lump sum cash payment in an amount equal to 12 months of his base salary (less any amounts that would have been payable to him during the 12 month period following the date he was considered totally disabled pursuant to our then-existing disability benefit plans) and a pro-rata portion of his maximum annual cash bonus opportunity. In addition, the next installment of restricted stock granted to Mr. Redling in 2009 would have become vested, and his 2010 and 2011 restricted stock grants and his stock options would have become fully vested.

In the event of a change of control, any unvested restricted stock and stock options Mr. Redling holds will become fully vested. In addition, the Performance RSUs Mr. Redling earned with respect to 2010 will become fully vested and Mr. Redling’s Performance RSU grant with respect to 2012 will be deemed earned at the maximum level. If Mr. Redling is employed by us on the first anniversary of a change of control (which is not expected, given the letter agreement described above), we will pay him a lump sum retention cash payment in an amount equal to 30 months of his monthly base salary as then in effect. If any payment or benefit provided to Mr. Redling resulting from a change of control is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay Mr. Redling an additional gross-up payment to cover the excise tax and all federal, state, and local income and employment taxes on the additional gross-up payment.

As required by SEC rules, the following table sets forth information regarding potential payments upon termination or a change of control estimated as of December 31, 2011 for Mr. Redling under the terms of his employment agreement and equity award agreements, based on facts then prevailing:

	Cash Severance ($) (1)	Prorated Bonus ($) (1)	Accelerated Equity ($) (2)		All Other Compensation ($) (3)	280G Tax Gross-Up ($)	Total ($)
Termination without cause	$1,417,186	$708,593	$3,599,813	(4)	$18,494	—	$5,744,086
Termination for good reason or due to non-renewal of agreement	$1,417,186	$708,593	$2,801,430		$18,494	—	$4,945,703
Termination by death	—	$708,593	$2,737,733	(4)	—	—	$3,446,326
Termination by disability	$708,593	$708,593	$2,276,797		—	—	$3,693,983
Change of control	—	—	$4,324,144	(5)	—	—	$4,324,144

(1)	Lump sum payments.
(2)	The restricted shares, options and Performance RSUs are valued using the closing stock price of $12.93 at December 30, 2011.
(3)	These amounts reflect the estimated cost to continue group health, life and AD&D benefits for 12 months.
(4)	Amount includes the value of a pro-rata portion of Mr. Redling’s Performance RSUs earned with respect to 2010. The amount does not include the value of Mr. Redling’s Performance RSU grant with respect to 2011 because none of those Performance RSUs were earned for 2011. The amount also does not include the value of Mr. Redling’s Performance RSU grant with respect to 2012 because no portion of such Performance RSUs can be earned or vest upon a termination without cause or on account of his death before the performance goals for such grant are established. As of December 31, 2011, the performance goals for Mr. Redling’s 2012 Performance RSUs had not yet been established.
(5)	Amount includes the value of Mr. Redling’s Performance RSUs earned with respect to 2010 and the maximum value of Mr. Redling’s Performance RSUs granted with respect to 2012. The amount does not include the value of Mr. Redling’s Performance RSU grant with respect to 2011 because none of those Performance RSUs were earned for 2011.

The severance benefits ultimately payable to Mr. Redling upon cessation of his employment later this year will likely differ from the amounts shown in the “without cause” row of the table above due to, among other things, interim changes in our stock price and the number of unvested shares held by him.

David D. Clark

If Mr. Clark’s employment is terminated by us without cause, by him for good reason, or upon our non-renewal of his employment agreement, then in exchange for a mutual general release, we will (i) pay him a lump sum cash severance payment equal to the sum of (a) 12 months of his base salary then in effect, (b) a prorated amount of his annual bonus (calculated as 100% of his base salary), and (c) the cost to us of 12 months’ continuation of his group life and AD&D insurance coverage, (ii) continue his group healthcare coverage for 12 months at his normal contribution rates, (iii) reduce his post-termination non-compete covenant from 24 to 12 months, (iv) fully vest his 2007 restricted stock grant, (v) vest the next installment of each of his 2009, 2010 and 2011 restricted stock grants and his 2011 stock option grant, and (vi) vest any shares of restricted stock granted in 2008 that would become vested within twelve months following termination if the award became vested on a monthly, rather than annual, basis.

In addition, if Mr. Clark’s employment ceases due to a termination by us without cause or due to his death, we will vest (x) a pro-rata portion of Mr. Clark’s Performance RSUs earned with respect to 2010, and (y) the lesser of a pro-rata portion of Mr. Clark’s Performance RSUs granted with respect to 2012 and a pro-rata portion of the number of Performance RSUs actually earned for 2012. In each case, the pro-ration of Performance RSUs will be based on the number of months worked by Mr. Clark in the 36-month period beginning March 1, 2010.

If Mr. Clark’s employment ceases due to his death, we will pay his estate a lump sum cash payment equal to a prorated amount of his annual bonus (calculated as 100% of his base salary), and we will vest the next installment of each of his 2009,2010 and 2011 restricted stock grants and his stock option grant. In addition, any shares of restricted stock granted in 2007 or 2008, which would become vested within six months following his death if the award became vested on a monthly, rather than annual, basis, will become fully vested.

If Mr. Clark’s employment is terminated on account of his disability, we will pay Mr. Clark a lump sum cash payment equal to one month of his base salary and a prorated amount of his annual bonus (calculated as 100% of his base salary), and we will vest the next installment of each of his 2009, 2010 and 2011 restricted stock grants and his stock option grant that were scheduled to vest. In addition, any shares of restricted stock granted in 2007 or 2008 that would become vested within six months following his termination if the award became vested on a monthly, rather than annual, basis, will vest.

In the event of a change of control, any unvested restricted stock and stock options Mr. Clark holds will become fully vested. In addition, the Performance RSUs Mr. Clark earned with respect to 2010 will become fully vested, and Mr. Clark’s Performance RSU grant with respect to 2012 will be deemed earned at the maximum level.

The following table sets forth information regarding potential payments upon termination or a change of control estimated as of December 31, 2011 for Mr. Clark under the terms of his employment agreement and equity award agreements:

	Cash Severance ($) (1)	Prorated Bonus ($) (1)	Accelerated Equity ($) (2)		All Other Compensation ($) (3)	Total ($)
Termination without cause	$301,638	$301,638	$536,787	(4)	$18,382	$1,158,445
Termination for good reason or due to non-renewal of agreement	$301,638	$301,638	$462,734		$18,382	$1,084,392
Termination by death	—	$301,638	$319,600	(4)	—	$621,238
Termination by disability	$25,137	$301,638	$299,846		—	$626,621
Change of control	—	—	$1,232,581	(5)	—	$1,232,581

(1)	Lump sum payments.
(2)	The restricted shares, options and Performance RSUs are valued using the closing stock price of $12.93 at December 30, 2011.
(3)	These amounts reflect the estimated cost to continue group health, life and AD&D benefits for 12 months.
(4)	Amount includes the value of a pro-rata portion of Mr. Clark’s Performance RSU earned with respect to 2010. The amount does not include the value of Mr. Clark’s Performance RSU grant with respect to 2011 because none of those Performance RSUs were earned for 2011. The amount also does not include the value of Mr. Clark’s Performance RSU grant with respect to 2012 because no portion of such Performance RSUs can be earned or vest upon a termination without cause or on account of his death before the performance goals for such grants are established. As of December 31, 2011, the performance goals for Mr. Clark’s 2012 Performance RSUs had not yet been established.
(5)	Amount includes the value of Mr. Clark’s Performance RSUs earned with respect to 2010 and the maximum value of Mr. Clark’s Performance RSUs granted with respect to 2012. The amount does not include the value of Mr. Clark’s Performance RSU grant with respect to 2011 because none of those Performance RSUs were earned for 2011.

Michael R. Amburgey

If Mr. Amburgey’s employment is terminated by us without cause, by him for good reason, or upon our non-renewal of his employment agreement, then in exchange for a mutual general release, we will (i) pay him a lump sum cash severance payment equal to the sum of (a) 12 months of his base salary then in effect, (b) a prorated amount of his annual bonus (calculated as 75% of his base salary), and (c) the cost to us of 12 months’ continuation of his of group life and AD&D insurance coverage, (ii) continue his group healthcare coverage for 12 months at his normal contribution rates, (iii) reduce his post-termination non-compete covenant from 12 to 6 months, and (iv) vest the next installment of his 2011 restricted stock grant.

If Mr. Amburgey’s employment is terminated on account of his death, we will (i) pay his estate a lump sum cash payment equal to a prorated amount of his annual bonus (calculated as 75% of his base salary) and (ii) vest the next installment of his 2011 restricted stock grant.

If Mr. Amburgey’s employment is terminated on account of his disability, we will pay Mr. Amburgey a lump sum cash payment equal to one month of his base salary and a prorated amount of his annual bonus (calculated as 75% of his base salary). We will also vest the next installment of his 2011 restricted stock grant.

In the event we terminate Mr. Amburgey’s employment without cause or he terminates his employment for good reason, in each case within 12 months following the date of a change of control, Mr. Amburgey will become 100% vested in his otherwise unvested restricted stock.

The following table sets forth information regarding potential payments upon termination or a change of control estimated as of December 31, 2011 for Mr. Amburgey under the terms of his employment agreement and restricted stock award agreement:

	Cash Severance ($) (1)	Prorated Bonus ($) (1)	Accelerated Equity ($) (2)	All Other Compensation ($) (3)	Total ($)
Termination without cause, for good reason or due to non-renewal of agreement	$300,000	$225,000	$252,520	$18,382	$795,902
Termination by death	—	$225,000	$252,520	—	$477,520
Termination by disability	$25,000	$225,000	$252,520	—	$502,520
Change of control	—	—	$1,010,078	—	$1,010,078

(1)	Lump sum payments.
(2)	The restricted shares are valued using the closing stock price of $12.93 at December 30, 2011.
(3)	These amounts reflect the estimated cost to continue group health, life and AD&D benefits for 12 months.

Scott A. Falconer

Mr. Falconer’s employment with us ceased on April 1, 2011. In connection with the termination of his employment, we entered into a customary separation and release agreement with Mr. Falconer, under which we agreed to provide Mr. Falconer with the payments and benefits he was due under his employment agreement and the agreements governing his restricted stock grants, and he agreed to release any claims he may have had against us and our affiliates.

We agreed to provide Mr. Falconer with (i) a lump sum cash severance payment equal to the sum of (a) 24 months of his base salary then in effect, (b) a prorated amount of his annual bonus (calculated as 100% of his base salary) and (c) the cost to us of 12 months’ continuation of his of group life and AD&D insurance coverage, and (ii) continued his group health coverage for 12 months following his termination. His post-termination non-compete covenant was also reduced from 24 to 12 months. Under the agreements governing his restricted stock awards, the next installment of each of his 2009 and 2010 restricted stock grants vested, as well as an additional portion of his 2008 restricted stock grant determining by affording him 12 months of additional vesting service credit and then determining vesting on a monthly (rather than annual) basis. We also vested a pro-rata portion of Mr. Falconer’s Performance RSUs earned with respect to 2010.

The following table sets forth information regarding the payments we made to Mr. Falconer under the terms of his employment agreement and restricted stock award agreements in connection with termination of his employment without cause:

	Salary ($)	Prorated Bonus ($)	Accelerated Equity ($) (1)	All Other Compensation ($) (2)	Total ($)
Termination without cause	$570,000	$71,250	$790,841	$19,981	$1,452,072

(1)	Represents the value, on the date of termination of Mr. Falconer’s employment, of 54,791 restricted shares and 902 Performance RSUs that became fully vested upon termination of his employment without cause.
(2)	These amounts reflect the estimated cost to continue group health, life and AD&D benefits for 12 months.

Christopher S. Terrill

Mr. Terrill was party to an employment agreement with us. Mr. Terrill resigned his employment with us effective May 13, 2011. Because he resigned, he was not entitled to receive any payments or benefits from us in connection with his termination.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2011, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the committee has reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2011 and KPMG’s evaluation of the Company’s internal control over financial reporting. The committee has discussed with KPMG the matters that are required to be discussed under Public Company Accounting Oversight Board standards, including Statement on Auditing Standards No. 114. KPMG has provided to the committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the committee has discussed with KPMG that firm’s independence.

Based on the review and discussions referred to above, the committee recommended to our Board that the audited financial statements for the year ended December 31, 2011 be included in our Annual Report on Form 10-K for 2011 for filing with the SEC. This report is provided by the following independent directors, who comprise the committee:

Stephen T. Zarrilli, Chairman

Michael F. Devine, III

Warren V. (Pete) Musser

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS – DECEMBER 31, 2011

Plan category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)		(b) Weighted-average exercise price of outstanding options, warrants and rights ($)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	372,623	(1)	14.43	(2)	500,039
Equity compensation plans not approved by security holders	—		—		—

(1)	Consists of 336,307 shares of our common stock issuable upon the exercise of outstanding stock options and 36,316 shares of our common stock subject to outstanding restricted stock unit awards under our equity incentive plans.
(2)	Excludes 36,316 shares of our common stock subject to outstanding restricted stock unit awards which do not have an exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of April 9, 2012, the amount and percentage of our issued common stock beneficially owned by each person who is known by us to beneficially own more than 5% of our issued common stock:

Name and Address of 5% Beneficial Owner	Shares Beneficially Owned (1)		Percent of Issued Common Stock
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,109,533	(2)	7.4%

Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	1,998,950	(3)	7.0%

The following table shows as of April 9, 2012, the amount and percentage of our issued common stock beneficially owned (unless otherwise indicated) by each of our (i) directors and nominees for director, (ii) Named Executive Officers and (iii) our directors, nominees for director and current executive officers, as a group:

Name of Beneficial Owner	Shares Beneficially Owned (1) (4)		Shares Acquirable Within 60 Days (5)	Percent of Issued Common Stock
Michael R. Amburgey	86,140		—	*
Robert F. Bernstock	18,418		—	*
David D. Clark	91,302		—	*
Michael F. Devine, III	17,426		—	*
Scott A. Falconer	70,439	(6)	—	*
Michael J. Hagan	8,787		—	*
Laura W. Lang	12,762		—	*
Theodore J. (Ted) Leonsis	19,117		—	*
Warren V. (Pete) Musser	6,218	(7)	—	*
Joseph M. Redling	575,485		—	2.0%
Christopher S. Terrill	44,038	(8)	—	*
Brian P. Tierney	57,997	(9)	—	*
Stephen T. Zarrilli	11,953		—	*
All directors, nominees for directors and current executive officers, as a group (11 persons)	905,605		—	3.2%

*	less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Under those rules and for purposes of the table above (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options to purchase shares that were exercisable on, or became exercisable within 60 days of, April 9, 2012, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person.
(2)	This information is as of December 31, 2011 as disclosed on a Schedule 13G/A filed with the SEC on February 10, 2012.
(3)	This information is as of December 31, 2011 as disclosed on a Schedule 13G/A filed with the SEC on January 19, 2012.
(4)	Information supplied by officers and directors.
(5)	Unless otherwise noted, reflects the number of shares that could be purchased by exercise of options available at April 9, 2012 or within 60 days thereafter under our stock option plans.
(6)	Mr. Falconer’s holdings are reported as of April 1, 2011, the date he ceased to be employed by the Company, and exclude 28,959 shares which were cancelled in connection with his resignation.
(7)	Mr. Musser has pledged 1,893 shares held directly by him.
(8)	Mr. Terrill’s holdings are reported as of May 13, 2011, the date he ceased to be employed by the Company, and exclude 91,273 shares which were cancelled in connection with his resignation.
(9)	The shares set forth as beneficially owned by Mr. Tierney include 4,297 shares that are owned by the Tierney Family Foundation, of which Mr. Tierney is trustee. Mr. Tierney and the Tierney Family Foundation have pledged 57,997 shares held directly by them.

INDEPENDENT PUBLIC REGISTERED ACCOUNTING FIRM

We engaged KPMG LLP, an independent registered public accounting firm, to audit our financial statements for the year ended December 31, 2011. The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. We are submitting our selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Our bylaws do not require that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm. However, we are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain KPMG LLP. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from our stockholders.

The aggregate fees billed to the Company for professional services rendered for the years 2011 and 2010 were as follows:

Audit Fees

The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2011, the audit of internal control over financial reporting and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarters of 2011 were $410,000.

The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2010, the audit of internal control over financial reporting and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarters of 2010 were $436,000.

Audit-Related Fees

There were no audit-related fees in 2011 or 2010.

Tax Fees

There were no fees for tax services, including tax consulting, in 2011 or 2010.

All Other Fees

Other than the services described above, KPMG LLP did not provide any other services to the Company in 2011 or 2010.

Pre-approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, as amended, the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. To implement these provisions of the Sarbanes-Oxley Act of 2002, as amended, the SEC has issued rules specifying the types of services that an independent registered public accounting firm may not provide to its audit client, as well as the Audit Committee’s administration of the engagement of the independent registered public accounting firm. Hence, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

OTHER MATTERS

The Board does not know of any other matter that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the meeting, it is the intention of the proxy agents to vote the shares represented thereby in accordance with the recommendation of the Board on such matters.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of Securities Exchange Act of 1934, as amended, requires that our officers and directors and persons who own more than 10% of our common stock file reports of their ownership with the SEC. Based solely on our review of our records and other publicly available information, during the year ended December 31, 2011, all of the Company’s directors, executive officers, and greater than ten percent stockholders complied with all Section  16(a) filing requirements.

RELATED PARTY TRANSACTIONS

We are not aware of any transaction since January 1, 2011 required to be reported as a related party transaction.

The Company has adopted a Code of Conduct, which is intended to promote legal compliance and ethical behavior of all of the Company’s employees, executive officers and directors. Article XII of the Nutrisystem, Inc. Code of Conduct requires that our Audit Committee, which is composed of independent directors, review and approve all proposed transactions between the Company and any of the Company’s officers or directors, or relatives or affiliates of any such officers or directors, before such transaction is consummated.

Pursuant to Section III.D. of the Company’s Audit Committee charter, and in accordance with NASDAQ Rule 5630(a), our Audit Committee is responsible for reviewing and approving all proposed transactions between the Company and any of the Company’s officers or directors, or relatives or affiliates of any such officers or directors, brought to the Audit Committee’s attention by management before such transaction is consummated.

The Audit Committee has not adopted any specific written procedures for conducting the review of related party transactions. Rather, each transaction is considered in light of the specific facts and circumstances presented. In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

•	Whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders;

•	The business reasons for the transaction;

•	Whether the transaction would impair the independence of one or more of the Company’s officers or directors; and

•	Whether the transaction is material, taking into account the significance of the transaction.

ANNUAL REPORT

A copy of our Annual Report is being mailed to our stockholders with this Proxy Statement.

NUTRISYSTEM, INC.

PROXY CARD

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Joseph M. Redling and David D. Clark, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of our common stock, which the undersigned may be entitled to vote at the Annual Meeting of our Stockholders to be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103 on Wednesday, June 6, 2012 at 10:00 a.m. (EDT) and at any adjournment or postponement thereof, as follows:

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY IN ONE OF THREE WAYS:

1. Vote by Internet – Please access www.proxyvote.com, and follow the instructions. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

2. Vote by Telephone – Please call 1-800-690-6903 on a touch-tone phone (toll-free in the U.S. and Canada; standard rates will apply elsewhere). Please follow the instructions. You will be required to provide the unique control number printed above.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

3. Vote by Mail – If you do not wish to vote over the Internet, please sign, date and return this proxy card in the envelope provided.

1.	ELECTION OF DIRECTORS.

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY
to vote for the nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name on the following list:

Robert F. Bernstock, Michael F. Devine, III, Michael J. Hagan, Warren V. (Pete) Musser, Joseph M. Redling, Brian P. Tierney and Stephen T. Zarrilli.

2.	RATIFY KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	APPROVE NAMED EXECUTIVE OFFICERS COMPENSATION.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the proxy holders, on behalf of and at the discretion of our Board of the Directors, are authorized to vote with respect to matters incident to the conduct of the Annual Meeting and upon such other business as may properly come before the Annual Meeting, pursuant to the Securities and Exchange Commission rules, and any adjournment or postponement thereof.

This proxy will be voted as specified. If a choice is not specified, the shares represented by this proxy will be voted “FOR” each director nominee, “FOR” Proposal 2, and “FOR” Proposal 3.

This proxy should be dated, signed by the stockholder(s), and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

, 2012
Date

Signature

Signature